Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

LIVE OAK ACQUISITION CORP. V

as SPAC,

CATALYST SUB INC.,
as Merger Sub,

CATALYST SUB 2 LLC,
as Merger Sub II,

LIVE OAK SPONSOR V LLC,

in the capacity as the SPAC Representative,

Brian Gaebe,

in the capacity as the Seller Representative,

and

TEAMSHARES INC.,
as the Company,

Dated as of November 14, 2025

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4.4. Subsidiaries	25
4.5. Governmental Approvals	26
4.6. Non-Contravention	26
4.7. Financial Statements	27
4.8. Absence of Certain Changes	28
4.9. Compliance with Laws	29
4.10. Company Permits	29
4.11. Litigation	29
4.12. Material Contracts	29
4.13. Intellectual Property	31
4.14. Taxes and Returns	33
4.15. Real Property	35
4.16. Personal Property	35
4.17. Title to and Sufficiency of Assets	35
4.18. Employee Matters	36
4.19. Benefit Plans	37
4.20. Environmental Matters	38
4.21. Transactions with Related Persons	39
4.22. Insurance	39
4.23. Key Customers and Key Suppliers	40
4.25 Certain Business Practices	40
4.26. Investment Company Act	41
4.27. Finders and Brokers	41
4.28. Independent Investigation	41
4.29. Information Supplied	41
4.30. No Other Representations	41

V. COVENANTS	42
5.1. Access and Information	42
5.2. Conduct of Business of the Company	42
5.3. Conduct of Business of SPAC	45
5.4. Annual and Interim Financial Statements	48
5.5. SPAC Public Filings	48
5.6. No Solicitation	48
5.7. No Trading	49
5.8. Notification of Certain Matters	50
5.9. Efforts	50
5.10. Tax Matters	52
5.11. Further Assurances	52
5.12. The Registration Statement	53
5.13. Company Stockholder Meeting	55
5.14. Public Announcements	55
5.15. Confidential Information	56
5.16. Post-Closing Board of Directors and Executive Officers	57
5.17. Indemnification of Officers and Directors; Tail Insurance	57
5.18. Trust Account Proceeds	58
5.19. Transaction Financing	58
5.20. Incentive Plan	59
5.21. Earnout Cooperation	59

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VI. Closing conditions	60
6.1. Conditions of Each Party’s Obligations	60
6.2. Conditions to Obligations of the Company	61
6.3. Conditions to Obligations of SPAC	62
6.4. Frustration of Conditions	64

VII. TERMINATION AND EXPENSES	64
7.1. Termination	64
7.2. Effect of Termination	65
7.3. Fees and Expenses	66
7.4. Termination Fee	66

VIII. TRUST WAIVER	67
8.1. Waiver of Claims Against Trust	67

Ix. MISCELLANEOUS	68
9.1. Non-Survival of Representations, Warranties and Covenants	68
9.2. Non-Recourse	68
9.3. Notices	68
9.4. Binding Effect; Assignment	69
9.5. Third Parties	69
9.6. Governing Law; Jurisdiction	69
9.7. WAIVER OF JURY TRIAL	70
9.8. Specific Performance	70
9.9. Severability	70
9.10. Amendment	70
9.11. Waiver	71
9.12. Entire Agreement	71
9.13. Interpretation	71
9.14. Counterparts	72
9.15. Legal Representation	72
9.16. SPAC Representative	73
9.17. Seller Representative	74

X DEFINITIONS	76
10.1. Certain Definitions	76
10.2. Section References	91

INDEX OF EXHIBITS

Exhibit Description

Exhibit A Form of Voting Agreement

Exhibit B-1 Form of Significant Company Holder Lock-Up Agreement

Exhibit B-2 Form of Management Lock-Up Agreement

Exhibit C Form of Non-Competition and Non-Solicitation Agreement

Exhibit D Form of Registration Rights Agreement

Exhibit E Sponsor Letter Agreement

Exhibit F Insider Letter Amendment

Exhibit G Form of Subscription Agreement

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of November 14, 2025 by and among (i) Live Oak Acquisition Corp. V, a Cayman Islands exempted company (together with its successors, including after the Domestication (as defined below), “SPAC”), (ii) Catalyst Sub Inc., a Delaware corporation and a wholly-owned subsidiary of SPAC (“Merger Sub”), (iii) Catalyst Sub 2 LLC, a Delaware limited liability company and a wholly-owned subsidiary of SPAC (“Merger Sub II” and together with Merger Sub, the “Merger Subs”), (iv) Live Oak Sponsor V, LLC, a Delaware limited liability company, in the capacity as the representative from and after the First Effective Time (as defined below) for the stockholders of SPAC (other than the Company Security Holders and their respective successors and assignees) in accordance with the terms and conditions of this Agreement (the “SPAC Representative”), (v) Brian Gaebe, in the capacity as the representative from and after the First Effective Time of the Earnout Participants and their respective successors and assignees in accordance with the terms and conditions of this Agreement (the “Seller Representative” and, together with the SPAC Representative, the “Representative Parties”) and (vi) Teamshares Inc., a Delaware corporation (the “Company”). SPAC, Merger Sub, Merger Sub II, the SPAC Representative, the Seller Representative and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

A. The Company, directly and indirectly through its subsidiaries, engages in the Business;

B. SPAC owns all of the issued and outstanding equity interests of the Merger Subs, each of which were formed for the sole purpose of the Mergers (as defined below);

C. Prior to the consummation of the Mergers (as defined below), SPAC shall de-register from the Register of Companies in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware and domesticate as a Delaware corporation pursuant to and in accordance with Section 338 of the Delaware General Corporation Law (as amended, the “DGCL”) and Part XII of the Companies Act (Revised) of the Cayman Islands (the “Companies Act”), on the terms and subject to the conditions set forth in this Agreement;

D. The Parties intend to (a) effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving entity and a wholly owned subsidiary of SPAC (the “First Merger”), with the Company being the surviving corporation of the First Merger (the Company, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”) and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Merger Sub II (the “Second Merger”, together with the First Merger, the “Mergers” and collectively with the other transactions contemplated by this Agreement and the Ancillary Documents (as defined below), the “Transactions”), with Merger Sub II being the surviving entity of the Second Merger (Merger Sub II, in its capacity as the surviving entity of the Second Merger, is sometimes referred to as the “Surviving Entity”) as a result of which (i) all of the issued and outstanding capital stock of the Company immediately prior to the First Effective Time, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the right for each Company Stockholder to receive its Pro Rata Share (as defined below) of the Stockholder Merger Consideration, (ii) the In-the-Money Company Options (as defined herein) shall be assumed (with equitable adjustments to the number and exercise price of such Company Options) by SPAC with the result that such assumed In-the-Money Company Options shall be replaced with Assumed Options (as defined herein) exercisable into shares of SPAC Common Stock and (iii) each Earnout Participant (as defined below) to receive their Earnout Shares (as defined below), in accordance with the applicable provisions of the DGCL and the Limited Liability Company Act of the State of Delaware (the “DLLCA”), and all upon the terms and subject to the conditions set forth in this Agreement;

E. The boards of directors of SPAC and Merger Sub have each (i) determined that the Mergers (preceded by the Domestication) and the other Transactions are fair, advisable and in the best interests of their respective companies and shareholders (or, in the case of Merger Sub, stockholder), (ii) approved this Agreement and the Ancillary Documents and the Transactions contemplated hereby and thereby, including the Domestication and the Mergers, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to their respective shareholders (or, in the case of Merger Sub, stockholder) the approval and adoption of this Agreement and the Ancillary Documents and the Transactions contemplated hereby and thereby, including the Domestication and the Mergers;

F. The board of directors of the Company has (i) determined that the Mergers and the other Transactions are advisable and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the Ancillary Documents and the Transactions contemplated hereby and thereby, including the Mergers, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to the Company Stockholders the approval and adoption of this Agreement and the Ancillary Documents and the Transactions contemplated hereby and thereby, including the Mergers;

G. SPAC, as the sole member of Merger Sub II, has approved this Agreement and the Transactions, including the Mergers;

H. SPAC has received voting and support agreements in the form attached as Exhibit A hereto (collectively, the “Voting Agreements”) signed by the Company and certain holders of Company Stock (as defined below) sufficient to approve the Mergers and the other transactions contemplated by this Agreement (including any other class or series votes of the Company’s capital stock);

I. Contemporaneously with the execution and delivery of this Agreement, the Significant Company Holders representing the Required Company Stockholder Approval have each entered into a Lock-Up Agreement with SPAC and the SPAC Representative, the form of which is attached as Exhibit B-1 hereto (each, a “Significant Company Holder Lock-Up Agreement”), each of which will become effective as of the Closing, in which the Significant Company Holders agreed not to effect any sale, distribution or transfer of the Merger Consideration Shares that they receive under this Agreement during the period commencing on the Closing Date and ending on the earlier of (A) six months after the Closing Date, (B) the date upon which the VWAP of the SPAC Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any twenty (20) Trading Days within any consecutive thirty (30) Trading Day period commencing at least 150 days after the Closing Date and (C) the date upon which SPAC consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of its stockholders having the right to exchange their shares of SPAC Common Stock for cash, securities or other property;

J. Contemporaneously with the execution and delivery of this Agreement, each member of the Management Team has entered into a Lock-Up Agreement with SPAC and the SPAC Representative, the form of which is attached as Exhibit B-2 hereto (each, a “Management Lock-Up Agreement” and a Management Lock-Up Agreement and a Significant Company Holder Lock-Up Agreement, each, a “Lock-Up Agreement”), each of which will become effective as of the Closing, in which each member of the Management Team agreed not to effect any sale, distribution or transfer of the Merger Consideration Shares that they receive under this Agreement during the period commencing on the Closing Date and ending on the earlier of (A) the four-year anniversary of the Closing Date, (B) the date upon which the VWAP of the SPAC Common Stock equals or exceeds $25.00 per share of SPAC Common Stock (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any twenty (20) Trading Days within any consecutive thirty (30) Trading Day period commencing at least 150 days after the Closing Date and (C) the date upon which SPAC consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of its stockholders having the right to exchange their shares of SPAC Common Stock for cash, securities or other property;

K. Prior to or concurrently with the Closing, each member of the Management Team will enter into a Non-Competition and Non-Solicitation Agreement in favor of SPAC and the Company, the form of which is attached as Exhibit C hereto (each, a “Non-Competition Agreement”), each of which will become effective as of the Closing;

L. In connection with the Closing, SPAC and certain of the Company Stockholders who are expected to be Affiliates of SPAC immediately after the Closing will enter into a Registration Rights Agreement, substantially in the form attached as Exhibit D hereto (the “Registration Rights Agreement”), pursuant to which such Company Stockholders will be granted certain registration rights with respect to their shares of SPAC Common Stock received as Merger Consideration hereunder, on the terms and subject to the conditions set forth therein;

M. Contemporaneously with the execution and delivery of this Agreement, SPAC and Sponsor have entered into a letter agreement, a copy of which is attached as Exhibit E (the “Sponsor Letter Agreement”), pursuant to which, among other things, (i) the Sponsor agreed that up to 1,150,000 Founder Shares (the “Deferred Founder Shares”) are subject to forfeiture and shall vest only if certain of the Share Price Targets (as defined herein) are achieved during the Earnout Period (as defined herein); (ii) the Sponsor may, solely at its option, use an additional 1,150,000 Founder Shares (the “Incentive Founder Shares”) to incentivize investors in a Transaction Financing, secure Trust Account non-redemption or backstop arrangements or otherwise provide support in connection with any Transaction Financing; and (iii) to the extent that the Sponsor has not transferred or forfeited all of the Incentive Founder Shares at or prior to the Closing pursuant to the foregoing clause (ii), then Sponsor shall forfeit fifty percent (50%) of the remaining Incentive Founder Shares at the Closing and the other remaining fifty percent (50%) of such Incentive Founder Shares shall become subject to forfeiture and shall vest only if certain of the Share Price Targets (as defined herein) are achieved during the Earnout Period; provided, however, that such Incentive Founder Shares and Deferred Founder Shares described in the foregoing clauses (i), (ii) and (iii) will remain subject to the transfer restrictions in the Insider Letter;

N. Contemporaneously with the execution and delivery of this Agreement, SPAC and the Company have entered into an amendment to the letter agreement, dated February 27, 2025, with the Sponsor and SPAC’s directors and officers, a copy of which is attached as Exhibit F hereto (the “Insider Letter Amendment”), pursuant to which, effective as of the Closing, the post-Closing lock-up period applicable to the SPAC Class A Common Stock issued in exchange for the Founder Shares, pursuant to this Agreement will be reduced from one (1) year to six months (subject to the early release provisions in the Lock-Up Agreements);

O. Prior to or contemporaneously with the execution and delivery of this Agreement, SPAC has entered into subscription agreements (the “Initial PIPE Subscription Agreements”) with certain investors (the “Initial PIPE Investors”) pursuant to which, and on the terms and subject to the conditions of which, such Initial PIPE Investors have agreed to subscribe for and purchase from SPAC, and SPAC has agreed to issue and sell to each such Initial PIPE Investor, the number of shares of SPAC Common Stock set forth in the applicable Initial PIPE Subscription Agreement in exchange for an aggregate purchase price equal to One Hundred and Twenty Six Million Dollars ($126,000,000), such purchases to be consummated substantially concurrently with the Closing (as defined below) (the “Initial PIPE Financing”) pursuant to subscription agreements substantially in the form attached as Exhibit G;

Q. The Parties intend that the Mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code (as defined below); and

R. Certain capitalized terms used herein are defined in Article X hereof.

NOW, THEREFORE, in consideration of the premises set forth above, and the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
MERGER

1.1 Effective Times. Subject to the terms and subject to the conditions of this Agreement, the Parties shall cause the First Merger to be consummated by filing on the Closing Date, a duly executed Certificate of Merger for the merger of Merger Sub with and into the Company (with any such addendums thereto, the “First Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be specified in the Certificate of Merger, being the “First Effective Time”). As soon as practicable following the First Effective Time and in any case on the same day as the First Effective Time, the Surviving Corporation and Merger Sub II shall cause the Second Merger to be consummated by filing a certificate of merger (the “Second Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL and DLLCA (the time of such filing, or such later time as may be agreed in writing by the Company and SPAC and specified in the Second Certificate of Merger, being the “Second Effective Time”).

1.2 Mergers. At the First Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the DGCL, Merger Sub and the Company shall consummate the First Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation after the First Merger (provided, that references to the Company for periods after the First Effective Time until the Second Effective Time shall include the Surviving Corporation). At the Second Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL and the DLLCA, the Surviving Corporation shall be merged with and into Merger Sub II, following which the separate corporate existence of the Surviving Corporation shall cease and Merger Sub II shall continue as the Surviving Entity after the Second Merger (provided, that references to the Company or the Surviving Corporation for periods after the Second Effective Time shall include the Surviving Entity).

1.3 Effect of the Mergers. At the First Effective Time, the effect of the First Merger shall be as provided in this Agreement, the First Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the First Effective Time. At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Second Certificate of Merger and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub II and the Surviving Corporation shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity, which shall include the assumption by the Surviving Entity of any and all agreements, covenants, duties and obligations of Merger Sub II and the Surviving Corporation set forth in this Agreement to be performed after the Second Effective Time.

1.4 Tax Treatment. For U.S. federal income tax purposes, it is intended that (i) the Domestication constitute a “reorganization” within the meaning of Section 368(a) of the Code, (ii) the Company Preferred Stock Exchange constitute a “reorganization” within the meaning of Section 368(a) of the Code and (iii) the Mergers, taken together, constitute a “reorganization” within the meaning of Section 368(a) of the Code. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

1.5 Governing Documents. At the First Effective Time, the Certificate of Incorporation and Bylaws of the Company, each as in effect immediately prior to the First Effective Time, shall be the respective certificate of incorporation and bylaws of the Surviving Corporation from and after the First Effective Time. At the Second Effective Time, the certificate of formation and operating agreement of the Surviving Entity shall be amended to read the same as the certificate of formation and operating agreement of Merger Sub II as in effect immediately prior to the Second Effective Time, except that the name of the Surviving Entity in such certificate of formation and operating agreement shall be amended to be “Teamshares LLC”.

1.6 Directors and Officers of the Surviving Corporation and the Surviving Entity. From and after the First Effective Time, (i) any directors and officers of the Merger Sub shall resign, (ii) the directors of the Company immediately prior to the First Effective Time shall be the directors of the Surviving Corporation, each such director to hold office in accordance with the Surviving Corporation’s Organizational Documents, and (iii) the officers of the Company immediately prior to the First Effective Time shall be the officers of the Surviving Corporation, each such officer to hold office in accordance with the Surviving Corporation’s Organizational Documents. Immediately after the Second Effective Time, the officers of the Surviving Corporation immediately prior to the Second Effective Time shall be the officers of the Surviving Entity, each such officer to hold office in accordance with the Surviving Entity’s Organizational Documents.

1.7 Pre-Closing Treatment of Company Preferred Stock. On or prior to the Closing Date, the holders of Company Preferred Stock shall either exchange or convert all of their issued and outstanding shares of Company Preferred Stock for shares of Company Common Stock at the applicable conversion ratio (including any accrued or declared but unpaid dividends) as set forth in the Company Charter (the “Company Preferred Stock Exchange”).

1.8 Domestication of SPAC; Amendment to SPAC Organizational Documents.

(a) Prior to the First Effective Time, SPAC shall de-register from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands to the State of Delaware so as to re-domicile as and become a Delaware corporation pursuant to and in accordance with the Companies Act and the applicable provisions of the DGCL (the “Domestication”), and subject to the receipt of the approval by way of a special resolution passed by the holders of SPAC Class B Ordinary Shares entitled to vote thereon in accordance with the SPAC Organizational Documents to the Domestication and its terms, SPAC shall adopt Organizational Documents for a Delaware corporation (the “Domestication Organizational Documents”), in a form to be mutually agreed by the SPAC and the Company (such consent not to be unreasonably withheld, conditioned or delayed). In connection with the Domestication, all of the issued and outstanding SPAC Securities shall remain outstanding and become substantially identical securities of SPAC as a Delaware corporation, except that each outstanding SPAC Unit will automatically detach into its component parts immediately prior to the Domestication.

(b) At the First Effective Time, SPAC shall amend and restate its Organizational Documents (the “Amended SPAC Articles”) in a form to be mutually agreed by the SPAC and the Company, which shall, among other matters, amend the Domestication Organizational Documents to (i) provide that the name of SPAC shall be changed to “Teamshares Inc.”, (ii) provide that the SPAC has one class of common stock, (iii) remove and revise certain provisions in the Domestication Organizational Documents related to SPAC’s status as a blank check company, and (iv) include such other governance provisions as shall be mutually agreed by the SPAC and the Company (such consent not to be unreasonably withheld, conditioned or delayed).

1.9 Merger Consideration. As consideration for the Merger, in full payment for the Company Stock and the In-the-Money Company Options, the Company Stockholders holding Company Common Stock and In-the-Money Company Options collectively shall be entitled to receive from SPAC, in the aggregate, a number of shares of SPAC Common Stock with an aggregate value equal to the sum of (i) Five Hundred and Twenty-Five Million Dollars ($525,000,000) plus (ii) the Interim Period Financing amount, if any, payable to such Company Stockholders in the form of shares of SPAC Common Stock (the “Merger Consideration” and such shares, the “Merger Consideration Shares”), with each Company Stockholder receiving for each share of Company Common Stock held (after giving effect to the Company Preferred Stock Exchange or otherwise treating shares of Company Preferred Stock on an as-converted to Company Common Stock basis, but excluding any Company Securities described in Section 1.11(b)) a number of shares of SPAC Common Stock equal to (i) the Per Share Price, divided by (ii) $10.00 (the “Conversion Ratio”) (the total portion of the Merger Consideration amount payable to all Company Stockholders (excluding, for the avoidance of doubt, holders of Company Options) in accordance with this Agreement is also referred to herein as the “Stockholder Merger Consideration”). The holders of In-the-Money Company Options shall receive Assumed Options as described in Section 1.11(c) with such terms and conditions as described in Section 1.11(c). For the avoidance of doubt, other than holders of In-the-Money Company Options, no holder of Company Securities will receive any consideration under or in connection with this Agreement unless they are holders of Company Common Stock as of the First Effective Time. Additionally, after the Closing, the Earnout Participants shall have the contingent right to receive the Earnout Shares from SPAC subject to and in accordance with the provisions of Section 1.10.

1.10 Earnout.

(a) After the Closing, subject to the terms and conditions set forth herein, each Company Stockholder immediately prior to the Closing and each Earnout Optionholder (collectively, the “Earnout Participants”) shall have the contingent right to receive up to an additional Six Million (6,000,000) shares of SPAC Common Stock (subject to equitable adjustment for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing, including to account for any equity securities into which such shares are exchanged or converted, the “Earnout Shares”) based on the VWAP of the SPAC Common Stock during the five (5) year period commencing on the Closing Date (the “Earnout Period”) in accordance with this Section 1.10(a). Unless otherwise required by Law, all issuances of Earnout Shares to the Earnout Participants other than with respect to their Company Options shall be treated by the Parties as an adjustment to the Stockholder Merger Consideration received by the Earnout Participants pursuant to Article I hereof. Subject to receipt of the necessary Transmittal Documents in accordance with Section 1.12(b), the Earnout Participants’ right to receive the Earnout Shares shall vest and become due and issuable as follows:

(i) if the VWAP of the SPAC Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations, the “Tier I Share Price Target ”) for any twenty (20) Trading Days within any consecutive thirty (30) Trading Day period commencing at least 150 days after the Closing Date but prior to the expiration of the Earnout Period, then, subject to the terms and conditions of this Agreement, the Earnout Participants shall be entitled to receive Two Million (2,000,000) Earnout Shares;

(ii) if the VWAP of the SPAC Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations, the “Tier II Share Price Target”) for any twenty (20) Trading Days within any consecutive thirty (30) Trading Day period commencing at least 150 days after the Closing Date but prior to the expiration of the Earnout Period, then, subject to the terms and conditions of this Agreement, the Earnout Participants shall be entitled to receive Two Million (2,000,000) Earnout Shares; and

(iii) if the VWAP of the SPAC Common Stock equals or exceeds $20.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations, the “Tier III Share Price Target,” and each of the Tier I Share Price Target, the Tier II Share Price Target and the Tier III Share Price Target, a “Share Price Target”) for any twenty (20) Trading Days within any consecutive thirty (30) Trading Day period commencing at least 150 days after the Closing Date but prior to the expiration of the Earnout Period, then, subject to the terms and conditions of this Agreement, the Earnout Participants shall be entitled to receive Two Million (2,000,000) Earnout Shares.

In the event that any of the Share Price Targets are not satisfied during the applicable period, the Earnout Participants shall not be entitled to receive any of the Earnout Shares with respect to such Share Price Target. For the avoidance of doubt, Earnout Shares shall vest and be issued only in connection with the first achievement of any Share Price Target during the Earnout Period, and the Earnout Participants shall not be entitled to Earnout Shares for any subsequent achievement of the same Share Price Target. The achievement of the Tier II Share Price Target shall be deemed to include the achievement of the Tier I Share Price Target not previously achieved, and, in such case, SPAC shall issue the Earnout Shares attributable to each such Share Price Target together (upon which such lower Tier I Share Price Target shall be deemed achieved and no further Earnout Shares shall become payable upon subsequent achievements of any Share Price Targets previously achieved). The achievement of the Tier III Share Price Target shall be deemed to include the achievement of the Tier I Share Price Target and the Tier II Share Price Target not previously achieved, and, in such case, SPAC shall issue the Earnout Shares attributable to each such Share Price Target together (upon which such lower Tier I Share Price Target and Tier II Share Price Target shall each be deemed achieved and no further Earnout Shares shall become payable upon subsequent achievements of any Share Price Targets so achieved).

(b) Notwithstanding the foregoing, in the event that during the Earnout Period (i) SPAC is subject to a Change of Control and (ii) the implied consideration per share of SPAC Common Stock pursuant to which SPAC or its stockholders have the right to receive in such Change of Control equals or exceeds the Tier I Share Price Target (or the equivalent fair market value thereof, as determined by the Post-Closing SPAC Board in good faith, in the event of any non-cash consideration) (a “Qualifying Change of Control”), then, subject to the terms and conditions of the Agreement, the Earnout Participant shall be entitled to receive their Earnout Pro Rata Share of all Earnout Shares not previously achieved and for which the related Earnout Shares have not previously vested (the achievement of a Qualifying Change of Control or a Share Price Target, a “Triggering Event”).

(c) With respect to the achievement of the Share Price Targets, SPAC’s Chief Financial Officer (the “CFO”) shall monitor the VWAP of the SPAC Common Stock on each Trading Day during the Earnout Period, and as soon as practicable (and in any event within ten (10) Business Days) after the end of each monthly anniversary of the Closing during the Earnout Period, the CFO will prepare and deliver to each of the Seller Representative and the SPAC Representative a written statement (each, an “Earnout Statement”) that sets forth (i) the VWAP of the SPAC Common Stock on each Trading Day for such monthly anniversary period then ended and the preceding monthly period and (ii) whether a Share Price Target has been achieved for any twenty (20) Trading Days within any thirty (30) Trading Day period during such monthly anniversary period. Similarly, as soon as practicable, and in any event within five (5) Business Days after a Triggering Event, the CFO will send an Earnout Statement to each Representative Party indicating that a Triggering Event has occurred, along with the details of such Triggering Event. Each Representative Party will have ten (10) Business Days after its receipt of an Earnout Statement to review it, and each Representative Party and its Representatives on its behalf may make reasonable inquiries to the CFO and related SPAC and Company personnel and advisors regarding questions concerning or disagreements with the Earnout Statement arising in the course of their review thereof, and SPAC and the Company shall provide reasonable cooperation in connection therewith. If either Representative Party has any objections to an Earnout Statement, such Representative Party shall deliver to SPAC (to the attention of the CFO) and the other Representative Party a statement setting forth its objections thereto (in reasonable detail). If such written statement is not delivered by a Representative Party within ten (10) Business Days following the date of delivery of each Earnout Statement, then such Representative Party will have waived its right to contest such Earnout Statement and the calculation of the VWAP of the SPAC Common Stock during the applicable portion of the Earnout Period (and whether a Share Price Target has been achieved) and whether a Triggering Event has occurred as set forth therein. If such written statement is delivered by a Representative Party within such ten (10) Business Day period, then the Representative Parties shall negotiate in good faith to resolve any such objections for a period of ten (10) Business Day thereafter. If the Representative Parties do not reach a final resolution during such ten (10) Business Day period, then upon the written request of either Representative Party, the Representative Parties will refer the dispute to the Independent Expert for final resolution of the dispute in accordance with the procedures set forth in this Section 1.10(c). If a dispute with respect to an Earnout Statement is submitted in accordance with this Section 1.10(c) to the Independent Expert for final resolution, the Parties will follow the procedures set forth in this Section 1.10(c). Each Representative Party agrees to execute, if requested by the Independent Expert, a reasonable engagement letter with respect to the determination to be made by the Independent Expert. All fees and expenses of the Independent Expert, and all other out-of-pocket costs and expenses incurred by a Representative Party in connection with resolving any dispute hereunder before the Independent Expert, will be borne by the SPAC. The Independent Expert will determine only those issues still in dispute with respect to such Earnout Statement as of the Independent Expert Notice Date and the Independent Expert’s determination will be based solely upon and consistent with the terms and conditions of this Agreement. The determination by the Independent Expert will be based solely on presentations with respect to such disputed items by the Representative Parties to the Independent Expert and not on the Independent Expert’s independent review; provided, that such presentations will be deemed to include any work papers, records, accounts or similar materials delivered to the Independent Expert by a Representative Party in connection with such presentations and any materials delivered to the Independent Expert in response to requests by the Independent Expert. Each Representative Party will use their reasonable efforts to make their respective presentations as promptly as practicable following submission to the Independent Expert of the disputed items, and each Representative Party will be entitled, as part of its presentation, to respond to the presentation of the other Representative Party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert will be bound by the provisions of this Agreement, including this Section 1.10. It is the intent of the parties hereto that the activities of the Independent Expert in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). The Representative Parties will request that the Independent Expert’s determination be made within forty-five (45) days after its engagement, or as soon thereafter as possible, will be set forth in a written statement delivered to the Representative Parties and will be final, conclusive, non-appealable and binding for all purposes hereunder (other than for fraud or manifest error).

(d)  If there is a final determination in accordance with Section 1.10(c) that the applicable Earnout Participants are entitled to receive Earnout Shares for having achieved a Triggering Event, then SPAC will issue and deliver such shares to the Earnout Participants within ten (10) Business Days thereafter, with each Earnout Participant receiving its Earnout Pro Rata Share of such Earnout Shares.

(e) Following the Closing, SPAC and its Subsidiaries, including the Target Companies, will be entitled to operate their respective businesses based upon the business requirements of SPAC and its Subsidiaries. Each of SPAC and its Subsidiaries, including the Target Companies, will be permitted, following the Closing to make changes at its sole discretion to its operations, organization, personnel, accounting practices and other aspects of its business, including actions that may have an impact on the VWAP of the SPAC Common Stock, and the ability of the Earnout Participants to earn the Earnout Shares, and the Earnout Participants will not have any right to claim the loss of all or any portion of any Earnout Shares or other damages as a result of such decisions. Notwithstanding the foregoing, SPAC shall not, and shall cause its Subsidiaries, including the Target Companies, not to, take or omit to take any action that is in bad faith and has the purpose or intent of avoiding, reducing or preventing the achievement or attainment of the Share Price Targets.

(f) The number of Earnout Shares to be issued to any Earnout Participant pursuant to this Section 1.10 shall be rounded down to the nearest whole number, and such Earnout Participants shall receive in lieu of such fractional shares an amount in cash equal to the value of such fractional shares based on the VWAP of the SPAC Common Stock on Nasdaq or the principal securities exchange or securities market on which the SPAC Common Stock is then traded over the twenty (20) day trading-period immediately preceding the date on which the payment of the Earnout Shares is triggered.

(g) Without duplication of the provisions contained in the definition of the term “Earnout Shares”, if, between the Closing and the date of issuance of any Earnout Shares under this Section 1.10, the outstanding shares of SPAC Common Stock shall have been changed into a different number of shares or a different class, in either case, by reason of any stock dividend, change to capitalization, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of SPAC Common Stock, will be appropriately adjusted to provide to the Earnout Participants and SPAC the same economic effect as contemplated by this Agreement; provided, however, that this Section 1.10(g) shall not (i) be construed to permit SPAC or the Company to take any action with respect to their respective Equity Securities that is prohibited by the terms and conditions of this Agreement, or (ii) apply to the Domestication or any other transactions expressly contemplated by this Agreement or any Ancillary Document to the extent consummated in accordance with the terms contemplated by this Agreement and/or such Ancillary Document, as applicable.

1.11 Effect of the Mergers on Company Securities. At the First Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any Company Securities or the holders of any shares of capital stock of SPAC or Merger Sub:

(a) Company Stock. Subject to Section 1.11(b) below, all shares of Company Stock issued and outstanding immediately prior to the First Effective Time (after giving effect to the Company Preferred Stock Exchange) will automatically be cancelled and cease to exist in exchange for the right to receive the Stockholder Merger Consideration, with each Company Stockholder being entitled to receive its Pro Rata Share of the Stockholder Merger Consideration, without interest, upon delivery of the Transmittal Documents in accordance with Section 1.12. All shares of Company Preferred Stock will be treated on an as-converted to Company Common Stock basis. As of the First Effective Time, each Company Stockholder shall cease to have any other rights in and to the Company or the Surviving Corporation.

(b) Treasury Stock. Notwithstanding Section 1.11(a) above or any other provision of this Agreement to the contrary, at the First Effective Time, if there are any Company Securities that are owned by the Company as treasury shares or any Company Securities owned by any direct or indirect Subsidiary of the Company immediately prior to the First Effective Time, such Company Securities shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

(c) Company Options. Each outstanding In-the-Money Company Option (whether vested or unvested) that is outstanding and unexercised as of immediately prior to the First Effective Time shall be assumed by SPAC and automatically converted into an option to purchase shares of SPAC Common Stock (each, an “Assumed Option”). Subject to the subsequent sentence, each Assumed Option will be subject to the same terms and conditions as applied to the Company Option immediately prior to the First Effective Time (but taking into account any changes thereto provided for in the applicable Company Equity Plan, in any award agreement or in such Company Option by reason of this Agreement or the Mergers). As of the First Effective Time, each Assumed Option shall (i) have the right to acquire a number of shares of SPAC Common Stock equal to (as rounded down to the nearest whole number) the product of (A) the number of shares of Company Common Stock subject to such Company Option immediately prior to the First Effective Time, multiplied by (B) the Conversion Ratio; (ii) have an exercise price equal to (as rounded up to the nearest whole cent) the quotient of (A) the exercise price of the Company Option, divided by (B) the Conversion Ratio; and (iii) be subject to the same vesting and exercise schedule (including accelerated vesting and exercise) as the applicable Company Option; provided, however, that the conversion of the Company Options will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code. In addition, each holder of an Assumed Option who is employed by, or in service with the Company or its Subsidiaries as of immediately following the First Effective Time (each, an “Eligible Optionholder”), shall also be eligible to receive its Earnout Pro Rata Share of any Earn Out Shares with respect to, and upon the occurrence of, such Triggering Event in accordance with Section 1.10. SPAC shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Assumed Options remain outstanding, a sufficient number of shares of SPAC Common Stock for delivery upon the exercise of such Assumed Option. From and after the Closing, the Company and the SPAC shall not issue any new awards under the Company Equity Plan.

(d) Company Convertible Securities. Any Company Convertible Security (other than In-the-Money Company Options but including any Company Options that are not In-the-Money Company Options), if not exercised or converted at or prior to the First Effective Time into shares of Company Common Stock, shall be cancelled, retired and terminated, and thereby cease to represent any right to acquire, be exchanged for or convert into, shares of Company Stock or any other security or otherwise receive payment of cash or other consideration therefor, whether upon any contingency or valuation or otherwise.

(e) On the terms and subject to the conditions set forth herein, at the Second Effective Time, by virtue of the Second Merger and without any action on the part of any Party or the holders of any securities of SPAC or the Surviving Corporation: (a) each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be cancelled and shall cease to exist without any conversion thereof or payment therefor; and (b) the limited liability company interests of Merger Sub II outstanding immediately prior to the Second Effective Time shall be converted into and become the limited liability company interests of the Surviving Entity, which shall constitute 100% of the outstanding equity of the Surviving Entity, all of which shall be owned by SPAC, which shall continue as the sole member of the Surviving Entity, and the Surviving Entity shall be classified as an entity disregarded as separate from SPAC for U.S. federal income tax purposes. From and after the Second Effective Time, the limited liability company interests of Merger Sub II as of immediately prior to the Second Effective Time shall be deemed for all purposes to represent the number of limited liability company interests of the Surviving Entity into which they were converted in accordance with the immediately preceding sentence.

1.12 Surrender of Company Securities and Disbursement of Merger Consideration.

(a) Prior to the First Effective Time, SPAC shall appoint its transfer agent, Continental Stock Transfer & Trust Company or another agent reasonably acceptable to the Company (the “Exchange Agent”), for the purpose of exchanging the certificates representing Company Stock (“Company Certificates”) if any, and each share of capital stock held in book-entry form on the stock transfer books of the Company immediately prior to the First Effective Time. At or prior to the First Effective Time, SPAC shall deposit, or cause to be deposited, with the Exchange Agent the Stockholder Merger Consideration. At or prior to the First Effective Time, SPAC shall send, or shall cause the Exchange Agent to send, to each Company Stockholder, a letter of transmittal in form and substance to be mutually agreed by SPAC and the Company, acting in good faith (each, a “Letter of Transmittal”) (which shall specify that the delivery of Company Certificates or uncertificated shares in respect of the Stockholder Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Company Certificates or uncertificated shares to the Exchange Agent (or a Lost Certificate Affidavit)) for use in such exchange. The Letter of Transmittal will contain, among other things, customary representations, including due authority, valid ownership, title and interest, absence of encumbrances (other than Permitted Liens set forth on Schedule 4.17) and a release with respect to any Liability arising out of, or in any way related (directly or indirectly) with such Company Stockholder being a holder of Company Securities or otherwise relating to such Company Stockholder’s acquisition, ownership, control or sale of Company Securities and the absence of Liens thereon; provided, that such release shall not relieve any Party from Liability for any Willful Breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party and shall preserve any rights, remedies or obligations under this Agreement or any Ancillary Document, as applicable.

(b) Each Company Stockholder shall be entitled to receive its Pro Rata Share of the Stockholder Merger Consideration in respect of the Company Stock represented by the Company Certificate(s) (excluding any Company Securities described in Sections 1.11(b)), as soon as reasonably practicable after the First Effective Time, but subject to the delivery to the Exchange Agent of the following items prior thereto (collectively, the “Transmittal Documents”): (i) the Company Certificate(s) for its Company Stock (or a Lost Certificate Affidavit), together with a properly completed and duly executed Letter of Transmittal and (ii) such other documents as may be reasonably requested by the Exchange Agent or SPAC. Until so surrendered, each Company Certificate shall represent after the First Effective Time for all purposes only the right to receive such portion of the Stockholder Merger Consideration attributable to such Company Certificate.

(c) If any portion of the Stockholder Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Company Certificate is registered immediately prior to the First Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Stock shall have been permitted in accordance with the terms of the Company’s Organizational Documents and any stockholders agreement with respect to the Company, each as in effect immediately prior to the First Effective Time, (ii) such Company Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, (iii) the recipient of such portion of the Stockholder Merger Consideration, or the Person in whose name such portion of the Stockholder Merger Consideration is delivered or issued, shall have already executed and delivered, if a Significant Company Holder or a member of the Management Team, counterparts to a Lock-Up Agreement, and if applicable, the Registration Rights Agreement and Non-Competition Agreement, and such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or SPAC and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other related or similar Taxes required as a result of such delivery to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to the Exchange Agent, the applicable Company Stockholder may instead deliver to the Exchange Agent an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to SPAC (a “Lost Certificate Affidavit”), which at the reasonable discretion of SPAC may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against SPAC or the Surviving Corporation or Surviving Entity with respect to the shares of Company Stock represented by the Company Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly delivered in accordance with this Section 1.12(d) shall be treated as a Company Certificate for all purposes of this Agreement.

(e) After the First Effective Time, there shall be no further registration of transfers of Company Stock. If, after the First Effective Time, Company Certificates are presented to the Surviving Corporation, Surviving Entity, SPAC or the Exchange Agent, they shall be canceled and exchanged for the applicable portion of the Stockholder Merger Consideration provided for, and in accordance with the procedures set forth in this Section 1.12. No dividends or other distributions declared or made after the date of this Agreement with respect to SPAC Common Stock with a record date after the First Effective Time will be paid to the holders of any Company Certificates that have not yet been surrendered with respect to the SPAC Common Stock to be issued upon surrender thereof until the holders of record of such Company Certificates shall surrender such certificates (or provide a Lost Certificate Affidavit), if applicable, and provide the other Transmittal Documents. Subject to applicable Law, following surrender of any such Company Certificates (or delivery of a Lost Certificate Affidavit), if applicable, and delivery of the other Transmittal Documents, SPAC shall promptly deliver to the record holders thereof, without interest, the certificates representing SPAC Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the First Effective Time theretofore paid with respect to such SPAC Common Stock.

(f) All securities issued upon the surrender of Company Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Securities. Any Company Stockholder who has not exchanged its Company Stock for the applicable portion of the Stockholder Merger Consideration in accordance with this Section 1.12 prior to that time shall thereafter look only to SPAC for payment of the portion of the Stockholder Merger Consideration in respect of such shares of Company Stock without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of the Surviving Corporation, Surviving Entity, SPAC or any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Notwithstanding anything to the contrary contained herein, no fraction of a share of SPAC Common Stock will be issued by virtue of the Merger or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of SPAC Common Stock (after aggregating all fractional shares of SPAC Common Stock that otherwise would be received by such holder) shall instead have the number of shares of SPAC Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of SPAC Common Stock.

1.13 Effect of Transaction on Merger Sub Stock. At the First Effective Time, by virtue of the First Merger and without any action on the part of any Party or the holders of any Company Securities or the holders of any shares of capital stock of SPAC or Merger Sub, each share of Merger Sub Common Stock outstanding immediately prior to the First Effective Time shall be converted into an equal number of shares of common stock of the Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

1.14 Taking of Necessary Action; Further Action. If, at any time after the First Effective Time, any further action is necessary or desirable to effect, consummate, confirm or evidence the Transactions and carry out the purposes of this Agreement and to vest the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Merger Sub and Merger Sub II, the officers and directors of the Company, Merger Sub and Merger Sub II are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.15 Tax Withholding. SPAC will be entitled to deduct and withhold from any payment to be made under this Agreement all Taxes that SPAC is required to deduct and withhold with respect to such payment under any provision of applicable Tax Law. Before making any such deduction or withholding, SPAC shall give the Company Stockholders notice of the intention to make such deduction or withholding and such notice, which shall include the authority, basis, and method of calculation for the proposed deduction or withholding, shall be given at least three (3) Business Days before such deduction or withholding is required, in order for the Sellers to obtain reduction of or relief from such deduction or withholding and shall assist Company Stockholders as reasonably requested in obtaining such reduction of or relief from such deduction or withholding. Taxes withheld pursuant to this Section 1.15 will be (i) timely remitted by SPAC to the appropriate Governmental Authority and (ii) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article II
CLOSING

2.1 Closing. The consummation of the Transactions (other than the transactions contemplated by this Agreement that by their nature are to be satisfied prior to the Closing) (the “Closing”) shall take place electronically by the exchange of the closing deliverables by the means provided in Section 9.14 and or otherwise as agreed amongst the parties hereto, as promptly as reasonably practicable, but in no event later than the second (2nd) Business Day following the satisfaction (or, to the extent permitted by applicable Law and the applicable provisions of Article VI, waiver) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions (the date upon which the Closing actually occurs is referred to herein as the “Closing Date”)) or at such other place, date and/or time as SPAC and the Company may agree in writing.

Article III
REPRESENTATIONS AND WARRANTIES OF SPAC AND MERGER SUBS

Except as set forth in (i) the disclosure schedules delivered by SPAC, Merger Sub and Merger Sub II to the Company on the date hereof (the “SPAC Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR, SPAC, Merger Sub and Merger Sub II represent and warrants to the Company, as of the date hereof and as of the Closing, as follows:

3.1 Organization and Standing.

(a) SPAC is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. SPAC has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. SPAC is duly qualified or licensed to transact business and in good standing to do business (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing can be cured without material cost or expense. SPAC has heretofore made available to the Company accurate and complete copies of its Organizational Documents, as currently in effect. SPAC is not in violation of any provision of its Organizational Documents in any material respect.

(b) Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware and was incorporated solely for the purpose of engaging in the transactions contemplated by this Agreement. Merger Sub is the wholly owned subsidiary of SPAC and does not own any assets and does not carry on any business independent of SPAC.

(c) Merger Sub II is a limited liability company duly incorporated, validly existing and in good standing under the Laws of Delaware and was incorporated solely for the purpose of engaging in the transactions contemplated by this Agreement. Merger Sub II is the wholly owned subsidiary of SPAC and does not own any assets and does not carry on any business independent of SPAC.

3.2 Authorization; Binding Agreement. Each of SPAC, Merger Sub and Merger Sub II has all requisite power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform such Party’s obligations hereunder and thereunder and to consummate the Transactions, subject to obtaining the Required SPAC Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is or will be a party and the consummation of the Transactions (a) have been duly and validly authorized by all necessary corporate or similar action on part of each of SPAC, Merger Sub and Merger Sub II, and (b) other than the Required SPAC Shareholder Approval, no other corporate or similar proceedings, other than as set forth elsewhere in the Agreement, on the part of each of SPAC, Merger Sub or Merger Sub II are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which each of them is or will be a party or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which each of SPAC, Merger Sub or Merger Sub II is a party shall be when delivered, duly and validly executed and delivered by SPAC, Merger Sub or Merger Sub II, as applicable, and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of SPAC, Merger Sub or Merger Sub II, as applicable, enforceable against such Party in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

3.3 Governmental Approvals. Except as otherwise described in Schedule 3.3 of the SPAC Disclosure Schedules, no Consent of or with any Governmental Authority, on the part of SPAC, Merger Sub or Merger Sub II is required to be obtained or made in connection with the execution, delivery or performance by any of SPAC, Merger Sub and Merger Sub II of this Agreement and each Ancillary Document to which SPAC, Merger Sub or Merger Sub II is or will be a party or the consummation by SPAC, Merger Sub or Merger Sub II of the Transactions, other than (a) compliance with and filings under the HSR Act, (b) such filings as contemplated by this Agreement (including (i) the Registration Statement and the Proxy Statement with the SEC for purposes of the declaration of the effectiveness of the Registration Statement by the SEC), (ii) such filings with and approvals of Nasdaq (or, if applicable, NYSE) to permit the shares of SPAC Common Stock registered in the Registration Statement to be listed on Nasdaq (or, if applicable, NYSE), and (iii) such filings required in connection with the Domestication and the Merger, (c) any filings required with Nasdaq (or, if applicable, NYSE) and/or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on SPAC.

3.4 Non-Contravention. Except as otherwise described in Schedule 3.4 of the SPAC Disclosure Schedules, the execution and delivery by SPAC, Merger Sub and Merger Sub II of this Agreement and each Ancillary Document to which it is a party, the consummation by SPAC, Merger Sub and Merger Sub II of the Transactions, and compliance by SPAC, Merger Sub and Merger Sub II with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of SPAC’s or Merger Sub’s respective Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate, or constitute a breach under, any Law, Order or Consent to which SPAC or any of its properties or assets are subject are bound, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by SPAC under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of SPAC under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any SPAC Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on SPAC.

3.5 Capitalization.

(a) SPAC is authorized to issue 500,000,000 SPAC Class A Ordinary Shares, 50,000,000 SPAC Class B Ordinary Shares, and 5,000,000 SPAC Preference Shares. The issued and outstanding SPAC Securities as of the date of this Agreement are set forth on Schedule 3.5(a) of the SPAC Disclosure Schedules. As of the date of this Agreement, there are no issued or outstanding SPAC Preference Shares. All outstanding SPAC Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Companies Act, SPAC’s Organizational Documents or any Contract to which SPAC is a party. None of the outstanding SPAC Securities has been issued in violation of any applicable securities Laws.

(b) Prior to giving effect to the First Merger, Merger Sub is authorized to issue 1,000 shares of Merger Sub Common Stock, of which 1,000 shares are issued and outstanding, and all of which are owned by SPAC. Prior to giving effect to the Second Merger, all of the outstanding membership interests in Merger Sub II are owned by SPAC. Prior to giving effect to the transactions contemplated by this Agreement, other than the Merger Subs, SPAC does not have any Subsidiaries or own or hold (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Interests in any other Person or the right to acquire any such Equity Security, and SPAC is not a partner or member of any partnership, limited company or joint venture.

(c) Except as set forth in Schedule 3.5(a) or Schedule 3.5(c) of the SPAC Disclosure Schedules there are no (i) outstanding options, warrants, puts, calls, convertible securities, equity appreciation, phantom equity or profit participation rights, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of SPAC, (B) obligating SPAC to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating SPAC to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the redemption of SPAC Class A Ordinary Shares (or replacement shares of SPAC Common Stock upon the Domestication) by Public Shareholders conducted in conjunction with an Extension (an “Extension Redemption”) or the Closing Redemption (each of an Extension Redemption and a Closing Redemption, a “Redemption”) or as expressly set forth in this Agreement, there are no outstanding obligations of SPAC to repurchase, redeem or otherwise acquire any Equity Securities of SPAC or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.5(c) of the SPAC Disclosure Schedules, there are no shareholders agreements, voting trusts or other agreements or understandings to which SPAC is a party with respect to the voting of any shares of SPAC.

(d) All Indebtedness of SPAC as of the date of this Agreement is set forth on Schedule 3.5(d) of the SPAC Disclosure Schedules. No Indebtedness of SPAC contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by SPAC or (iii) the ability of SPAC to grant any Lien on its properties or assets.

(e) Since the date of incorporation of SPAC, and except as contemplated by this Agreement, SPAC has not declared or paid any distribution or dividend in respect of its shares or other Equity Securities and has not repurchased, redeemed or otherwise acquired any of its shares or other Equity Securities, and SPAC’s board of directors has not authorized any of the foregoing.

(f) At the First Effective Time, SPAC will have reserved a number of authorized but unissued shares of SPAC Common Stock that is not less than the aggregate Merger Consideration Shares.

3.6 SEC Filings and SPAC Financials.

(a) SPAC, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by SPAC with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, SPAC has delivered to the Company copies in the form filed with the SEC of all of the following: (i) SPAC’s annual reports on Form 10-K for each fiscal year of SPAC beginning with the first year SPAC was required to file such a form, (ii) SPAC’s quarterly reports on Form 10-Q for each fiscal quarter that SPAC filed such reports to disclose its quarterly financial results in each of the fiscal years of SPAC referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by SPAC with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents (and as they have been supplemented, modified or amended since the time of filing) referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with (and complied as to form with) the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and the Public Certifications are each true as of their respective dates of filing. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) SPAC Units, SPAC Class A Ordinary Shares and SPAC Public Warrants are listed on Nasdaq, (B) SPAC has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such SPAC Securities, (C) there are no Actions pending or, to the Knowledge of SPAC, threatened against SPAC by the Financial Industry Regulatory Authority or Nasdaq with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such SPAC Securities on Nasdaq and (D) such SPAC Securities are in compliance with all of the applicable listing and corporate governance rules of Nasdaq.

(b) The SPAC maintains disclosure controls and procedures required by Rules 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning the SPAC and other material information required to be disclosed by the SPAC in the reports and other documents that it files or furnishes under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of the SPAC’s SEC filings and other public disclosure documents. Such disclosure controls and procedures are effective in timely alerting the SPAC’s principal executive officer and principal financial officer to material information required to be included in the SPAC’s periodic reports required under the Exchange Act.

(c) The SPAC maintains a standard system of accounting established and administered in accordance with GAAP. The SPAC has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The SPAC maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) The financial statements and notes of SPAC contained or incorporated by reference in the SEC Reports (the “SPAC Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of SPAC at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(e) Except as and to the extent reflected or reserved against in SPAC Financials, SPAC has not incurred and is not subject to any Liabilities or obligations of the type required to be reflected on a balance sheet prepared in accordance with GAAP that are not adequately reflected or reserved on or provided for in SPAC Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since SPAC’s incorporation in the ordinary course of business.

3.7 Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 3.7 of the SPAC Disclosure Schedules, SPAC has (a) since its incorporation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) since December 31, 2024, not been subject to a Material Adverse Effect on SPAC.

3.8 Compliance with Laws. SPAC is, and has since its incorporation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on SPAC, and SPAC has not received written notice alleging any violation of applicable Law in any material respect by SPAC.

3.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of SPAC, threatened Action to which SPAC is subject which would reasonably be expected to have a Material Adverse Effect on SPAC. There is no material Action that SPAC has pending against any other Person. SPAC is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. SPAC holds all Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Permit or for such Permit to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on SPAC.

3.10 Taxes and Returns.

(a) SPAC has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in SPAC Financials have been established in accordance with GAAP.

(b) Schedule 3.10(b) of the SPAC Disclosure Schedules sets forth each jurisdiction where SPAC files or is required to file a Tax Return.

(c) SPAC is not being audited by any Tax authority and has not been notified in writing by any Tax authority that any such audit is contemplated or pending. There are no audits, examinations, investigations or other Actions pending against SPAC in respect of any Tax, and SPAC has not been notified in writing of any proposed Tax claims or assessments against SPAC (other than, in each case, claims or assessments for which adequate reserves in SPAC Financials have been established in accordance with GAAP or are immaterial in amount).

(d) There are no Liens with respect to any Taxes upon any of SPAC’s assets, other than Permitted Liens.

(e) SPAC has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f) SPAC has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by SPAC for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g) Since the date of its incorporation, SPAC has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

(h) SPAC has not participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in U.S. Treasury Regulation section 1.6011-4.

(i) SPAC is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority).

(j) SPAC has not requested, nor is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(k) SPAC: (i) has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which SPAC is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; and (ii) is not, nor has ever been, (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which SPAC is or was the common parent corporation.

(l) Merger Sub II is, and has been since formation, properly classified for U.S. federal income tax purposes as an entity disregarded as separate from SPAC.

(m) SPAC is not aware (to its Knowledge) of any facts, agreements, plans or other circumstances, and SPAC has not taken or agreed to take any action, that would reasonably be expected to prevent the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.11 Employees and Employee Benefit Plans. SPAC does not (a) have and has never had any employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans. Neither the execution and delivery of this Agreement or the other Ancillary Documents nor the consummation of the Mergers will: (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer, individual independent contractor or employee of SPAC or its Subsidiaries; or (b) result in the acceleration of the time of payment or vesting of any compensation or benefits to any such individuals.

3.12 Properties. SPAC does not own, license or otherwise have any right, title or interest in any material Intellectual Property. SPAC does not own or lease any material real property or material Personal Property.

3.13 Material Contracts.

(a) Except as set forth on Schedule 3.13(a) of the SPAC Disclosure Schedules, other than this Agreement and the Ancillary Documents, there are no Contracts to which SPAC is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $200,000, (ii) may not be cancelled by SPAC on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of SPAC as its business is currently conducted, any acquisition of material property by SPAC, or restricts in any material respect the ability of SPAC to engage in business as currently conducted by it or to compete with any other Person or to consummate the Transactions (each, a “SPAC Material Contract”). All SPAC Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each SPAC Material Contract: (i) such SPAC Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) such SPAC Material Contract is legal, valid, binding and enforceable in all material respects against SPAC and, to the Knowledge of SPAC, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) SPAC is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by SPAC, or permit termination or acceleration by the other party, under such SPAC Material Contract; and (iv) to the Knowledge of SPAC, no other party to such SPAC Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by SPAC under such SPAC Material Contract.

3.14 Transactions with Affiliates. Schedule 3.14 of the SPAC Disclosure Schedules sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between SPAC and any (a) present or former director, officer or employee or Affiliate of either SPAC or Sponsor, or any immediate family member of any of the foregoing, (b) record or beneficial owner of more than five percent (5%) of SPAC’s outstanding capital stock as of the date hereof or (c) a member of the Sponsor.

3.15 Merger Sub Activities. Since its incorporation, neither Merger Sub nor Merger Sub II has engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is or will be a party and the Transactions, and, other than this Agreement and the Ancillary Documents to which it is or will be a party, neither Merger Sub nor Merger Sub II is party to or bound by any Contract.

3.16 Investment Company Act. As of the date of this Agreement, SPAC is not an “investment company”, a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act.

3.17 Finders and Brokers. Except as set forth on Schedule 3.17 of the SPAC Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from SPAC, Merger Sub, Merger Sub II the Target Companies or any of their respective Affiliates in connection with the transactions contemplated by this Agreement or the Ancillary Documents based upon arrangements made by or on behalf of SPAC, Merger Sub or Merger Sub II.

3.18 Ownership of Stockholder Merger Consideration. All shares of SPAC Common Stock to be issued and delivered to the Company Stockholders as Stockholder Merger Consideration in accordance with Article I shall be, upon issuance and delivery of such SPAC Common Stock, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any applicable Lock-Up Agreement and any Liens incurred by any Company Stockholder, and the issuance and sale of such SPAC Common Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

3.19 Certain Business Practices.

(a) Neither SPAC, nor any of its Representatives acting on acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the incorporation of SPAC, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder SPAC or assist it in connection with any actual or proposed transaction.

(b) The operations of SPAC are and have been conducted at all times in compliance in all material respects with money laundering Laws and statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving SPAC with respect to any of the foregoing is pending or, to the Knowledge of SPAC, threatened.

(c) None of SPAC or any of its directors or officers, or, to the Knowledge of SPAC, any other Representative acting on behalf of SPAC is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and SPAC has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC, in each case, since its incorporation.

3.20 Insurance. Schedule 3.20 of the SPAC Disclosure Schedules lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by SPAC relating to SPAC or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and SPAC is otherwise in compliance in all material respects with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of SPAC, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by SPAC. SPAC has reported to each of its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on SPAC.

3.21 Information Supplied. None of the information supplied or to be supplied by or on behalf of SPAC, Merger Sub or Merger Sub II expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement and/or Proxy Statement will, when the Registration Statement and the Proxy Statement are declared effective or when the Registration Statement and the Proxy Statement are mailed to SPAC’s shareholders or at the time of SPAC Extraordinary General Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that notwithstanding the foregoing provisions of this Section 3.21, no representation or warranty is made by SPAC with respect to information or statements made or incorporated by reference in the Registration Statement and/or Proxy Statement that were not supplied by or on behalf of SPAC, Merger Sub or Merger Sub II for use therein.

3.22 Independent Investigation. SPAC has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. SPAC acknowledges and agrees that: (a) in making its decision to enter into this Agreement and each Ancillary Document to which it is or will be a party and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to SPAC pursuant hereto, and the information provided by or on behalf of the Company for the Registration Statement; and (b) none of the Company or its Representatives have made any representation or warranty as to the Target Companies, or this Agreement or any of the Ancillary Documents to which it is or will be a party or the Transactions, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to SPAC pursuant hereto, in such Ancillary Document or with respect to the information provided by or on behalf of the Company for the Registration Statement.

3.23 Trust Account. As of the date hereof, there is at least $236,000,000 held in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, the SPAC’s Organizational Documents and the IPO Prospectus. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. The SPAC has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of the SPAC and, to the Knowledge of the SPAC, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and to the Knowledge of the SPAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports filed or furnished by the SPAC to be inaccurate or that would entitle any Person (other than holders of SPAC Class A Ordinary Shares who shall have elected to redeem their SPAC Class A Ordinary Shares pursuant to the SPAC’s Organizational Documents and the underwriters of the IPO with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account prior to the closing of a Business Combination. As of the date hereof, the SPAC does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to the SPAC (subject to any Redemptions) on the Closing Date. There are no Actions pending with respect to the Trust Account. The SPAC has not released any money from the Trust Account other than as permitted by the Trust Agreement. As of the First Effective Time, the obligations of the SPAC to dissolve or liquidate pursuant to the SPAC’s Organizational Documents shall terminate and the SPAC shall have no obligation whatsoever pursuant to the SPAC’s Organizational Documents to dissolve and liquidate the assets of the SPAC by reason of the consummation of the transactions contemplated herein. Following the Closing, no shareholder of the SPAC is or shall be entitled to receive any amount from the Trust Account except to the extent such shareholder shall have elected to tender its SPAC Class A Ordinary Shares for redemption pursuant to any Redemption in compliance with the SPAC’s Organizational Documents.

3.24 No Alternative Agreements. Neither SPAC nor Sponsor is party to any letter of intent, term sheet or agreement with respect to an Alternative Transaction, other than this Agreement.

3.25 No Other Representations. Except for the representations and warranties expressly made by SPAC in this Article III (as modified by SPAC Disclosure Schedules) or as expressly set forth in an Ancillary Document, neither SPAC nor any other Person on its behalf makes any express or implied representation or warranty with respect to any of SPAC, Merger Sub or Merger Sub II or their respective business, operations, assets or Liabilities, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and SPAC, Merger Sub and Merger Sub II each hereby expressly disclaims any other representations or warranties, whether implied or made by SPAC, Merger Sub or Merger Sub II or any of their respective Representatives. Except for the representations and warranties expressly made by SPAC in this Article III (as modified by SPAC Disclosure Schedules) or in an Ancillary Document, SPAC hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Company or any of its Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Company or any of its Representatives by any Representative of SPAC, Merger Sub or Merger Sub II), including any representations or warranties regarding the probable success or profitability of the businesses of SPAC, Merger Sub or Merger Sub II.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to SPAC on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to SPAC, as of the date hereof and as of the Closing, as follows:

4.1 Organization and Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the DGCL and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except as would not be material to the Target Companies, taken as a whole. The Company is duly qualified or licensed to transact business and in good standing to do business (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Schedule 4.1 of the Company Disclosure Schedules lists all jurisdictions in which the Company and each Significant Subsidiary is qualified to conduct business and all names other than its legal name under which the Company or any Significant Subsidiary does business. The Company has made available to SPAC accurate and complete copies of the Company’s Organizational Documents and the Organizational Documents of each of its Significant Subsidiaries, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents in any material respect.

4.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the Transactions, subject to obtaining the Required Company Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the Transactions, (a) have been duly and validly authorized by the Company’s board of directors in accordance with the Company’s Organizational Documents, the DGCL, any other applicable Law or any Contract to which the Company or any of its stockholders is a party or by which it or its securities are bound and (b) other than the Required Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is or is required to be a party or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or is required to be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto and thereto), enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s board of directors, by resolutions duly adopted at a meeting duly called and held (i) determined that this Agreement and the Merger and the other Transactions are advisable and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the Merger and the other Transactions in accordance with the DGCL, (iii) directed that this Agreement be submitted to the Company’s stockholders for adoption and (iv) resolved to recommend that the Company stockholders adopt this Agreement. The Voting Agreements delivered by the Company include holders of Company Stock representing at least the Required Company Stockholder Approval, and such Voting Agreements are in full force and effect.

4.3 Capitalization.

(a) The Company is authorized to issue (i) 11,657,218 shares of Company Common Stock, 1,163,669 of which shares are issued and outstanding, and (ii) 8,428,093 shares of Company Preferred Stock, 7,758,235 of which are outstanding. Prior to giving effect to the Transactions, all of the issued and outstanding Company Stock and other equity interests of the Company are set forth on Schedule 4.3(a) of the Company Disclosure Schedules, along with the beneficial and record owners thereof, all of which shares and other equity interests are owned free and clear of any Liens other than those imposed under the Company Charter. All of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, any other applicable Law, the Company Charter or any Contract to which the Company is a party or by which it or its securities are bound. The Company holds no shares or other equity interests of the Company in its treasury. None of the outstanding shares or other equity interests of the Company were issued in violation of any applicable securities Laws. The rights, privileges and preferences of the Company Preferred Stock are as stated in the Company Charter and as provided by the DGCL.

(b) The Company has reserved 1,643,244 shares of Company Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to the Company Equity Plan, which was duly adopted by the Company’s board of directors and approved by the Company’s stockholders. Of such shares of Company Common Stock reserved for issuance under the Company Equity Plan, 1,531,127 of such shares are reserved for issuance upon exercise of currently outstanding Company Options. The Company has furnished to SPAC complete and accurate copies of the Company Equity Plan and forms of agreements used thereunder. Schedule 4.3(b) of the Company Disclosure Schedules sets forth the beneficial and record owners of all outstanding Company Options (including the grant date, number and type of shares issuable thereunder, the exercise price, the expiration date and any vesting schedule). Other than as set forth on Schedule 4.3(b) of the Company Disclosure Schedules, there are no Company Convertible Securities, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its stockholders is a party or bound relating to any Equity Securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 4.3(b) of the Company Disclosure Schedules, there are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s Equity Securities. Except as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Equity Securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s Equity Securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws, except where such violation or failure would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole. As a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) Each Company Option intended to qualify as an “incentive stock option” under the Code so qualifies. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective by all necessary corporate action: (ii) the stock option agreement governing such grant was duly executed and delivered by each party thereto; (iii) each such grant was made in accordance with the terms of the applicable Company Equity Plan and all other applicable Laws; and (iv) the per share exercise price of each Company Option was equal or greater than the fair market value of a share of Company Common Stock on the applicable grant date.

(d) Except as disclosed in the Company Financials or as set forth on Schedule 4.3(d) of the Company Disclosure Schedules, since January 1, 2025, the Company has not declared or paid any distribution or dividend in respect of its Equity Securities and has not repurchased, redeemed or otherwise acquired any Equity Securities of the Company, and the board of directors of the Company has not authorized any of the foregoing.

4.4 Subsidiaries. Schedule 4.4 of the Company Disclosure Schedules sets forth a true and complete statement of (i) the legal name and jurisdiction of incorporation, organization or formation, as applicable, of each Subsidiary of the Company, (ii) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company authorized and issued and outstanding and (iii) the percentage ownership of each such class or series (as applicable) of Equity Securities held by the Company. Except as listed on Schedule 4.4 of the Company Disclosure Schedules, are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Significant Subsidiary of the Company to issue, sell or otherwise cause to become issued and outstanding or to acquire, repurchase or redeem any Equity Securities of any Target Company (including securities convertible into or exchangeable for Equity Securities of any Target Company), except as would not reasonably be expected to be material to the Target Companies, taken as a whole. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Significant Subsidiary of the Company, except as would not reasonably be expected to be material to the Target Companies, taken as a whole. There are no outstanding bonds, debentures, notes or other indebtedness of any Target Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which an equity holder of a Target Company may vote, except as would not reasonably be expected to be material to the Target Companies, taken as a whole. Except as listed on Schedule 4.4 of the Company Disclosure Schedules, there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Significant Subsidiary of the Company is a party or which are binding upon any Significant Subsidiary of the Company providing for the issuance or redemption of any Equity Securities of any Significant Subsidiary of the Company, except as would not reasonably be expected to be material to the Target Companies, taken as a whole. No Significant Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company, except as would not reasonably be expected to be material to the Target Companies, taken as a whole. Except for the Equity Securities of the Significant Subsidiaries listed on Schedule 4.4 of the Company Disclosure Schedules, the Company does not own or have any rights to acquire, directly or indirectly, any Equity Securities of, or otherwise Control, any Person, except as would not reasonably be expected to be material to the Target Companies, taken as a whole. None of the Company or its Significant Subsidiaries is a participant in any joint venture, partnership or similar arrangement. Other than as disclosed in Schedule 4.4 of the Company Disclosure Schedules, there are no outstanding contractual obligations of the Company or its Significant Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person, except as would not reasonably be expected to be material to the Target Companies, taken as a whole.

4.5 Governmental Approvals. Except as otherwise described in Schedule 4.5 of the Company Disclosure Schedules, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents to which the Company is or is required to be a party or the consummation by the Company of the Transactions other than (a) such filings as are expressly contemplated by this Agreement, (b) compliance with and filings under the HSR Act, (c) the filing with the SEC of (i) the Registration Statement and the Proxy Statement and the declaration of the effectiveness thereof by the SEC and (ii) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the Transactions or (d) where the failure to obtain or make such Consents or to make such filings or notifications, would not, individually or in the aggregate, have or reasonably be expected to have an adverse effect upon the Target Companies, taken as a whole, or their respective abilities to perform their obligations under this Agreement or the Ancillary Documents or consummate the Transactions, in any case, in any material respect.

4.6 Non-Contravention. Except as otherwise described in Schedule 4.6 of the Company Disclosure Schedules, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party or otherwise bound, and the consummation by any Target Company of the Transactions and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate in any material respect any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 of the Company Disclosure Schedules, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate, or constitute a breach under, any Law, Order or Consent to which a Target Company or any of its properties or assets are subject or bound, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets or Equity Securities of a Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that would not, individually or in the aggregate, have or reasonably be expected to have an adverse effect upon the Target Companies, taken as a whole, or their respective abilities to perform their obligations under this Agreement or the Ancillary Documents or consummate the Transactions, in any case, in any material respect.

4.7 Financial Statements.

(a) As used herein, the term “Company Financials” means the (i) audited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Target Companies as of December 31, 2023 and December 31, 2024, and the related consolidated audited profit and loss statements, changes in stockholder equity and statements of cash flows for the fiscal years then ended (the “Audited Company Financials”), (ii) audited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Target Companies as of December 31, 2023 and December 31, 2024, and the related consolidated audited profit and loss statements, changes in stockholder equity and statements of cash flows for the fiscal years then ended, each audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards (the “GAAP Audited Company Financials”) and (iii) the unaudited consolidated financial statements of the Target Companies, consisting of the consolidated balance sheet of the Target Companies as of June 30, 2025 (the “Interim Balance Sheet Date”) and the related consolidated profit and loss statement, changes in stockholder equity and statement of cash flows for the six (6) months then ended (the “Unaudited Company Financials”). True and correct copies of the Audited Company Financials and Unaudited Company Financials have been provided to SPAC. True and correct copies of the GAAP Audited Company Financials will be provided to SPAC promptly following the date of this Agreement, and in any event no later than thirty (30) days following the date of this Agreement. The Company Financials (i) accurately reflect in all material respects the books and records of the Target Companies as of the times and for the periods referred to therein, (ii) were prepared in all material respects in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount), (iii) comply with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (iv) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) Each Target Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls sufficient to provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with such Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iv) access to such Target Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of such Target Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. In the past five (5) years, no Target Company or their respective Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(c) Neither the Company nor any of its Significant Subsidiaries have any material Indebtedness other than the Indebtedness set forth on Schedule 4.7(c) of the Company Disclosure Schedules, which schedule sets for the amounts (including principal and any accrued but unpaid interest or other obligations) with respect to such material Indebtedness. Except as disclosed on Schedule 4.7(c) of the Company Disclosure Schedules, no Indebtedness of the Company nor any of its Significant Subsidiaries contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by either the Company or such Significant Subsidiary, or (iii) the ability of the Company or its Significant Subsidiaries to grant any Lien on their respective properties or assets.

(d) Except as set forth on Schedule 4.7(d) of the Company Disclosure Schedules, no Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Interim Balance Sheet Date contained in the Company Financials or (ii) not material and that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

(e) All financial projections with respect to the Target Companies that were delivered by or on behalf of the Company to SPAC or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

(f) All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Target Companies (the “Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to a Target Company arising from its business. None of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financials. All of the Accounts Receivable are, to the Knowledge of the Company, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Target Companies (net of reserves).

4.8 Absence of Certain Changes. Except as set forth on Schedule 4.7(a) of the Company Disclosure Schedules, since December 31, 2024, each Target Company has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 5.2(b) (without giving effect to Schedule 5.2 of the Company Disclosure Schedules) if such action were taken on or after the date hereof without the consent of SPAC.

4.9 Compliance with Laws. No Target Company is or has been in material conflict or material non-compliance with, or in material default or violation of, nor, to the Knowledge of the Company, has any Target Company received, in any case, since January 1, 2022, any written or oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

4.10 Company Permits. Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties, except when the failure to hold such Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Target Companies, taken as a whole (collectively, the “Company Permits”). The Company has made available to SPAC true, correct and complete copies of all material Company Permits, all of which material Company Permits for each Significant Subsidiary are listed on Schedule 4.10 of the Company Disclosure Schedules. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. No Target Company is in violation in any material respect of the terms of any Company Permit, and no Target Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit No written notice of revocation, cancellation or termination of any Company Permit has been received by any Target Company.

4.11 Litigation. Except as described on Schedule 4.11 of the Company Disclosure Schedules, in the past three (3) years, there has been no (a) Action by any Person pending or, to the Company’s Knowledge, threatened against or involving any Target Company or, to the Company’s Knowledge, pending or threatened against or involving any Target Company’s directors or officers (in their capacity as such), except, in each case, as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole, or (b) material Action by a Target Company pending against any other Person. Neither the Target Companies nor any of their respective properties or assets are subject to any material Order, except as set forth on Schedule 4.11 of the Company Disclosure Schedules. In the past five (5) years, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

4.12 Material Contracts.

(a) Schedule 4.12(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of, and the Company has made available to SPAC (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which the Company or any Significant Subsidiary is a party or by which any Significant Subsidiary, or any of its properties or assets are bound excluding Company Benefit Plans (each Contract required to be set forth on Schedule 4.12(a) of the Company Disclosure Schedules, a “Company Material Contract”) that:

(i) contains covenants that limit in any material respect the ability of the Company or any Significant Subsidiary (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) with respect to the Company or a Significant Subsidiary, involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) with respect to the Company or a Significant Subsidiary, involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of the Company or a Significant Subsidiary having an outstanding principal amount in excess of $500,000;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $500,000 (other than in the ordinary course of business consistent with past practice, which shall include any executed non-binding letters of intent);

(vi) any Contract with any Person under which the Company or any Significant Subsidiary grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to lease or any other similar rights with respect to any material Company IP;

(vii) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of the Company or any Significant Subsidiary, its business or material assets;

(viii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Company or any Significant Subsidiary under such Contract or Contracts of at least $250,000 per year or $500,000 in the aggregate;

(ix) is with any Key Customer or Key Supplier;

(x) obligates the Company or any Significant Subsidiary to provide continuing indemnification or a guarantee of obligations or Liabilities of a third party in the aggregate in excess of $250,000;

(xi) is between the Company or any Significant Subsidiary and any directors, officers or employees of the Company or a Significant Subsidiary (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;

(xii) obligates the Company or any Significant Subsidiary to make any capital commitment or expenditure in excess of $500,000 (including pursuant to any joint venture);

(xiii) relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which the Company or any Significant Subsidiary has outstanding material obligations (other than customary confidentiality obligations);

(xiv) provides another Person (other than the Company or another Significant Subsidiary or any manager, director or officer of the Company or any Significant Subsidiary) with a power of attorney;

(xv) relates to the development, ownership, licensing or use of any material Intellectual Property by, to or from the Company or any Significant Subsidiary, other than Off-the-Shelf Software;

(xvi) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant; or

(xvii) is otherwise material to the Company or any Significant Subsidiary and outside of the ordinary course of business and not described in clauses (i) through (xvii) above.

(b) Except as disclosed in Schedule 4.12(b) of the Company Disclosure Schedules, with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Company or any Significant Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract in any material respect; (iii) neither the Company nor any Significant Subsidiary is in breach or default in any material respect, and, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by the Company or a Significant Subsidiary, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by the Company or any Significant Subsidiary, under such Company Material Contract; (v) neither the Company nor any Significant Subsidiary has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company in any material respect; and (vi) neither the Company nor any Significant Subsidiary has waived any material rights under any such Company Material Contract.

4.13 Intellectual Property.

(a) Schedule 4.13(a)(i) sets forth: (i) all Company Registered IP owned or purported to be owned by the Company or a Significant Subsidiary, specifying as to each item, as applicable: (A) the applicable name and/or title, (B) the registered owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all Company Unregistered Owned IP owned or purported to be owned by the Company or a Significant Subsidiary. Schedule 4.13(a)(ii) sets forth all Company Inbound IP Licenses, under which the Company or a Significant Subsidiary is a licensee of Intellectual Property used for the conduct of the business of the Company or such Significant Subsidiary as currently conducted and involving license fees of more than $50,000, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from the Company or such Significant Subsidiary.

(b) Each Target Company owns the Company Owned IP, free and clear of all Liens (other than Permitted Liens), and has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used or licensed by such Target Company for the conduct of the Target Companies’ business as currently conducted, except for the Intellectual Property that is the subject of the Company Inbound IP Licenses or the Company Outbound IP Licenses. Except as set forth on Schedule 4.13(a)(iii) of the Company Disclosure Schedules, all Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, and, where applicable, all necessary application, extension, registration, maintenance, renewal, or other filing fees due through the date of this Agreement have been timely paid with respect to Company Registered IP. Each Target Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company Inbound IP Licenses applicable to such Target Company. Excluding Off-the-Shelf Software, the Company Inbound IP Licenses include all of the material licenses, sublicenses and other agreements necessary to operate the Target Companies as presently conducted. Each Target Company has complied in all material respects with the terms and conditions of the Company Inbound IP Licenses, has made all payments required under the Company Inbound IP Licenses to date, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default of any material terms thereunder, nor, to the Knowledge of the Company, has any event occurred that with notice or lapse of time or both would constitute a material default thereunder. The continued use by the Target Companies of the Intellectual Property that is the subject of the Company Inbound IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any Target Company. All Company Registered IP is valid, in force and in good standing with all required fees and maintenance fees having been paid with no Actions pending, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind. No Target Company is party to any Contract that requires a Target Company to assign to any Person all of its rights in any material Intellectual Property developed by a Target Company under such Contract.

(c) Schedule 4.13(c) of the Company Disclosure Schedules sets forth all Company Outbound IP Licenses involving license fees of more than $25,000 in the aggregate, under which the Company or a Significant Subsidiary is the licensor of Company IP, and for each such Company Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Company Outbound IP License, and (iii) any royalties, license fees or other compensation due to the Company or a Significant Subsidiary, if any. Each Target Company has complied in all material respects with the terms and conditions of the Company Outbound IP Licenses, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in material breach or material default thereunder, nor, to the Knowledge of the Company, has any event occurred that with notice or lapse of time or both would constitute a material default thereunder.

(d) No Action is pending or, to the Knowledge of the Company, threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, any Company IP, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. No Target Company has received any written or, to the Knowledge of the Company, oral notice or claim asserting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is occurring or has occurred, as a consequence of the business activities of any Target Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which any Target Company is a party or its otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Company Owned IP, (ii) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Company Outbound IP Licenses, grant any third Person any right with respect to any material Company Owned IP. To the Company’s Knowledge, no third party is currently, or in the past three (3) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by or licensed to any Target Company (“Company IP”) in any material respect.

(e) To the Knowledge of the Company, there has been no violation of a Target Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to Company IP. The Company has made available to SPAC true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned the Company IP to the Company or a Significant Subsidiary. Each Target Company has taken commercially reasonable security measures designed to protect the secrecy, confidentiality and value of the material Company IP.

(f) To the Knowledge of the Company, no Person has obtained unauthorized use of or access to third party confidential information or Personal Information (“Sensitive Information”) in the possession of a Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such Sensitive Information. Each Target Company has complied in all material respects with all applicable Laws and written Contract requirements relating to privacy, protection, and the collection, processing and use of Personal Information and its own privacy policies and guidelines. The operation of the business of the Target Companies has not and does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law, in any case, in any material respect.

(g) The consummation of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code included as part of Company IP. As of and following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ rights under the Company Outbound IP Licenses and the Company Inbound IP Licenses to the same extent that the Target Companies would have been able to exercise had the transactions under this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

(h) To the Knowledge of the Company, the Software that constitutes Company Owned IP is free of all viruses, worms, Trojan horses and other material known contaminants and does not contain any bugs, errors, or problems of a material nature that would have an adverse impact on the operation of other Software. The Company has not incorporated Open Source Materials into the Company’s Software under any Copyleft Licenses or used Open Source Materials in a manner that subjects, in whole or in part, any of Company’s Software constituting Company Owned IP to any Copyleft License obligations. The Company has not received any written (or, to the Knowledge of Company, oral) notice from any Person that it is in breach of any license with respect to Open Source Materials.

4.14 Taxes and Returns.

(a) To the Knowledge of the Company, each Target Company has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), which such Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established.

(b) There is no Action currently pending or, to the Knowledge of the Company, threatened in writing against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) No Target Company is being audited by any Tax authority or has been notified in writing by any Tax authority that any such audit is contemplated or pending. There are no audits, examinations, investigations or other Actions pending against a Target Company in respect of any material Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d) There are no Liens with respect to any material Taxes upon any Target Company’s assets, other than Permitted Liens.

(e) To the Knowledge of the Company, each Target Company has collected or withheld all material Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f) No Target Company has any material outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes (other than extensions with respect to the filing of Tax Returns). There are no material outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return (other than extensions obtained in the ordinary course of business for which adequate reserves in the Company Financials have been established or that are immaterial in amount).

(g) No Target Company has been a party to, participated in, or sold, distributed or otherwise promoted, any “listed transaction,” as defined in U.S. Treasury Regulation section 1.6011-4.

(h) Except as set forth on Schedule 4.14(h) of the Company Disclosure Schedules, the Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding agreements with Target Companies and commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on any Target Company with respect to any period following the Closing Date.

(i) No Target Company has requested, or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(j) No Target Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which would otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has ever been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

(k) No Target Company is aware (to the Knowledge of the Company) of any facts, agreements, plans or other circumstances, and no Target Company has taken or agreed to take any action, that would reasonably be expected to prevent the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.15 Real Property. Schedule 4.15 of the Company Disclosure Schedules contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by the Company or a Significant Subsidiary for the operation of the business of the Company or a Significant Subsidiary, and all Company Real Property Leases related thereto, as well as the current annual rent and term under each such Company Real Property Lease. The Company has provided to SPAC a true and complete copy of each of such Company Real Property Leases listed on Schedule 4.15 of the Company Disclosure Schedules, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. All Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

4.16 Personal Property. Each Company Personal Property Lease which is currently owned, used or leased by the Company or a Significant Subsidiary with a book value or fair market value of greater than One Hundred Thousand Dollars ($100,000) is set forth on Schedule 4.16 of the Company Disclosure Schedules, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto. Except as set forth in Schedule 4.16 of the Company Disclosure Schedules, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Company and the Significant Subsidiaries. The operation of each Target Company’s business as it is now conducted is not dependent upon the right to use the material Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to a Target Company. The Company has made available to SPAC a true and complete copy of each of the Company Personal Property Leases set forth on Schedule 4.16 of the Company Disclosure Schedules, and in the case of any oral material Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. All Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect in all material respects, subject to the Enforceability Exceptions. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Target Company or any other party under any of the material Company Personal Property Leases, and no Target Company has received notice of any such condition.

4.17 Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, or, in the case of leased or subleased assets, an enforceable leasehold interest in, or, in the case of licensed assets, a valid license in, all of its material assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the balance sheet as of the Interim Balance Sheet Date included in the Company Financials and (d) with respect to the Company and its Significant Subsidiaries, Liens set forth on Schedule 4.17 of the Company Disclosure Schedules, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the material assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and taken together, are adequate and sufficient in all material respects for the operation of the businesses of the Target Companies as currently conducted.

4.18 Employee Matters.

(a) Except as set forth in Schedule 4.18(a) of the Company Disclosure Schedules, no Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company, and the Company has no Knowledge of any ongoing activities or proceedings of any labor union or other party to organize or represent such employees. In the past three years, there has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 4.18(a) of the Company Disclosure Schedules sets forth all material unresolved labor claims, charges and/or litigations (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services as individual independent contractors to a Target Company. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no employee layoff, facility closure or shutdown (whether voluntary or by Law or Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, salary or wages, or other workforce changes affecting Target Company employees that would trigger notice obligations under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar federal, state, local or foreign Laws (collectively, “WARN”), has occurred since January 1, 2023, or is currently contemplated, planned or announced. Since January 1, 2023, no Target Company has implemented any “plant closing” or “mass layoffs” (as defined by WARN) that would trigger notice obligations under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar federal, state, local or foreign Laws.

(b) Except as set forth in Schedule 4.18(b) or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Target Companies, taken as a whole, (i) each Target Company is and has for the past three (3) years been in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, occupational health, safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, family and medical leave, and employee terminations, (ii) no Target Company has received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company and (iii) no Target Company is liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing.

(c) Except as set forth on Schedule 4.18(c), each employee of a Target Company is employed “at will”. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation and no Significant subsidiary has any material obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice.

4.19 Benefit Plans.

(a) Set forth on Schedule 4.18(c) of the Company Disclosure Schedules is a true and complete list of each material Benefit Plan of a Target Company (each, a “Company Benefit Plan”).

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, with respect to each Company Benefit Plan, all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Company Benefit Plan is and has been operated and administered in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) and (ii) its related trust is exempt from taxation under Section 501(a) of the Code or the Target Companies have requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. To the Company’s Knowledge, no fact exists which could reasonably be expected to adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(d) With respect to each Company Benefit Plan, the Company has provided to SPAC accurate and complete copies, if applicable, of: (i) the Company Benefit Plan, including related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) the most recent summary plan descriptions and material modifications thereto; (iii) the most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent nondiscrimination testing reports; (v) the most recent determination or opinion letter received from the IRS, if any; (vi) the most recent actuarial valuation; and (vii) all material written correspondence or notices with any Governmental Authority received within the last three (3) years.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, with respect to each Company Benefit Plan: (i) no breach of fiduciary duty has occurred; (ii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); and (iii) no non-exempt prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred.

(f) No Company Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (within the meaning of Section 4001 of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Target Company has incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA and, to the Company’s Knowledge, no condition presently exists that is reasonably expected to cause such Liability to be incurred. No Target Company currently maintains or has in the past three (3) years maintained, or is required currently or has in the past three (3) years been required to contribute to or otherwise participate in, a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA.

(g) No arrangement exists pursuant to which a Target Company will be required to “gross up” or otherwise compensate any current or former employee, individual consultant or director because of the imposition of any excise tax under Sections 409A or 4999 of the Code on a payment to such person.

(h) Each Target Company has complied in all material respects with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.

(i) The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any current or former employee, individual consultant or director of a Target Company to severance pay, unemployment compensation or other benefits or compensation; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any such individual; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code.

(j) Except to the extent required by Section 4980B of the Code or similar state Law, no Target Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(k) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Company Benefit Plan which is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been established, operated and maintained in compliance with Section 409A of the Code in all material respects.

4.20 Environmental Matters. Except as set forth in Schedule 4.18 of the Company Disclosure Schedules:

(a) Each Target Company is and for the past five (5) years has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that would reasonably be expected to adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b) No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. No Target Company has assumed, contractually or by operation of Law, any Liabilities or obligations of a third party under any Environmental Laws.

(c) No Action is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No Target Company has any Environmental Liabilities associated with any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials.

(e) To the Company’s Knowledge, there is no investigation of the business, operations, or currently or formerly owned, operated, or leased property of a Target Company pending or threatened that could reasonably be expected to lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(f) To the Knowledge of the Company, there is not located at any of the properties of a Target Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(g) The Company has provided to SPAC all environmentally related site assessments, audits, studies, reports, analyses and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Target Company in the past three (3) years.

4.21 Transactions with Related Persons. Except as set forth on Schedule 4.21 of the Company Disclosure Schedules, neither the Company nor its Significant Subsidiaries, nor any of its or their respective Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of the Company or its Significant Subsidiaries or any of its or their respective Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years, has been, a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors, managers or employees of a Target Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as officers, directors, managers or employees of the Target Company in the ordinary course of business consistent with past practice) any other Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 4.21 of the Company Disclosure Schedules, neither the Company nor its Significant Subsidiaries has outstanding any material Contract or other material arrangement or material commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property), which is used in the business of any Target Company. Except as set forth on Schedule 4.21 of the Company Disclosure Schedules, the assets of the Target Companies do not include any receivable or other obligation from a Related Person, and the liabilities of the Target Companies do not include any payable or other obligation or commitment to any Related Person.

4.22 Insurance.

(a) Schedule 4.22(a) of the Company Disclosure Schedules lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Company or a Significant Subsidiary relating to the Company or such Significant Subsidiary or its business, properties, assets, directors, officers and employees, copies of which have been made available to SPAC. All premiums due and payable under all insurance policies held by a Target Company have been paid timely and the Target Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy held by a Target Company (i) is legal, valid, binding, enforceable and in full force and effect in all material respects and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect in all material respects on identical terms following the Closing, in each case, subject to the Enforceability Exceptions. No Target Company has any self-insurance or co-insurance programs. In the past three (3) years, no Target Company has received any written notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) Schedule 4.22(b) of the Company Disclosure Schedules identifies each individual insurance claim in excess of $100,000 made by a Target Company in the past three (3) years. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not, individually or in the aggregate, be reasonably likely to be material to the Target Companies, taken as a whole. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has made any material claim against an insurance policy as to which the insurer is denying coverage.

4.23 Key Customers and Key Suppliers. The Company and its Significant Subsidiaries do not have any single material customer (each, a “Key Customer”) or single material supplier, vendor or service provider (each, a “Key Supplier”) as to which the loss, termination, or material adverse modification of such relationship would reasonably be expected to have a Material Adverse Effect on the Target Companies, taken as a whole. To the Company’s Knowledge, the consummation of the transactions contemplated in this Agreement and the Ancillary Documents will not adversely affect the relationship of the Company or any Significant Subsidiary with any Key Supplier or Key Customer.

4.24 Certain Business Practices.

(a) Neither the Company nor any Significant Subsidiary, nor any of their respective Affiliates, officers, directors or employees or, to the Knowledge of the Company, other Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment, or (iv) directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b) The operations of each Target Company are and have been conducted at all times in compliance in all material respects with money laundering Laws and statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority that has jurisdiction over any Target Company or its assets, properties or Equity Securities, and no Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and no Target Company has, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC, in each case, in the last five (5) fiscal years.

4.25 Investment Company Act. No Target Company is an “investment company”, a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act.

4.26 Finders and Brokers. Except as set forth in Schedule 4.26 of the Company Disclosure Schedules, no Target Company has incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

4.27 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of SPAC, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of SPAC for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of SPAC set forth in Agreement (including the related portions of SPAC Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto and (b) neither SPAC nor any of its Representatives have made any representation or warranty as to SPAC or this Agreement, except as expressly set forth in this Agreement (including the related portions of the SPAC Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.

4.28 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to SPAC’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC or its Affiliates.

4.29 No Other Representations. Except for the representations and warranties expressly made by the Company in this Article IV (as modified by the Company Disclosure Schedules) or as expressly set forth in an Ancillary Document, neither the Company nor any other Person on its behalf makes any express or implied representation or warranty with respect to any of the Target Companies or their respective business, operations, assets or Liabilities, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and the Company hereby expressly disclaims any other representations or warranties, whether implied or made by the Company or any of its Representatives. Except for the representations and warranties expressly made by the Company in this Article IV (as modified by the Company Disclosure Schedules) or in an Ancillary Document, the Company hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to SPAC, Merger Sub, Merger Sub II or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to SPAC, Merger Sub, Merger Sub II or any of their respective Representatives by any Representative of the Company), including any representations or warranties regarding the probable success or profitability of the businesses of the Target Companies.

Article V
COVENANTS

5.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 7.1 or the Closing (the “Interim Period”), subject to Section 5.15, the Company shall give, and shall cause its Representatives to give, SPAC and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice to the Company, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, as SPAC or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Company’s Representatives to reasonably cooperate with SPAC and its Representatives in their investigation; provided, however, that SPAC and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies, and neither SPAC nor its Representatives shall contact Target Companies directly without the prior written consent of the Company.

(b) During the Interim Period, subject to Section 5.15, SPAC shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to SPAC or its Subsidiaries, as the Company or its Representatives may reasonably request regarding SPAC, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of SPAC’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of SPAC or any of its Subsidiaries.

5.2 Conduct of Business of the Company.

(a) Unless SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except (i) as expressly contemplated by this Agreement or the Ancillary Documents, (ii) as required by applicable Law, (iii) for the incurrence of Company Transaction Expenses or (iv) as set forth on Schedule 5.2 of the Company Disclosure Schedules, the Company shall, and shall cause its Subsidiaries to, (A) conduct its and their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (B) comply in all material respects with all Laws applicable to the Target Companies and their respective businesses, assets and employees, and (C) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets in the ordinary course of business.

(b) Without limiting the generality of Section 5.2(a) and except as contemplated by the terms of this Agreement (including, a Transaction Financing) or the Ancillary Documents, as required by applicable Law, for the incurrence of Company Transaction Expenses or as set forth on Schedule 5.2 of the Company Disclosure Schedules, during the Interim Period, without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Significant Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law in any material respect;

other than (x) in connection with the exercise of any Company Option outstanding on the date hereof, (y) as required by existing Company Benefits Plans, or (z) in connection with any Permitted Acquisition Financing, authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its Equity Securities or any Company Option or other options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its Equity Securities, or other securities, including any securities convertible into or exchangeable for any of its Equity Securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other Equity Securities or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its Equity Securities (other than dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company);

(iv) increase the wages, salaries or compensation of the Company’s employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee of the Company, or materially increase other benefits of employees of the Company generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business consistent with past practice;

(v) make or rescind any material election relating to Taxes outside of the ordinary course of business, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to material Taxes, file any material amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures outside of the ordinary course of business, in each case except as required by applicable Law or in compliance with GAAP;

(vi) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP, Company Licensed IP or other Company IP (excluding non-exclusive licenses of Company IP to Target Company customers in the ordinary course of business consistent with past practice), or disclose to any Person who has not entered into a confidentiality agreement any material Trade Secrets;

(vii) terminate, or waive or assign any material right under, any Company Material Contract (other than any existing credit facilities, to the extent the related credit facility agreements constitute a Company Material Contract) or enter into any Contract that would, if in effect as of the date hereof, have constituted a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix) establish any Significant Subsidiary that is not directly or indirectly wholly owned by the Company or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force material insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xi) make any material change in any methods, principles or practices of accounting in any material respect, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors and other than changes that are made in accordance with PCAOB standards;

(xii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, a Target Company or its Affiliates) not in excess of $2,500,000 (individually or in the aggregate), other than in the ordinary course of business;

(xiii) materially reduce its activities, or effect any material layoff or other material personnel reduction, at any of its facilities (in the context of the Company and its Subsidiaries taken as a whole);

(xiv) other than any Permitted Acquisition, acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xv) make capital expenditures in excess of $2,500,000 individually for any project (or set of related projects) or $15,000,000 in the aggregate (excluding, for the avoidance of doubt, incurring any Expenses);

(xvi) other than (x) Indebtedness in an aggregate amount not to exceed $10,000,000 incurred pursuant to existing credit facilities or in connection with the refinancing of existing credit facilities (inclusive of Indebtedness incurred as of the date of the execution of this Agreement pursuant to such facilities), (y) Indebtedness in an aggregate amount not to exceed $25,000,000 incurred in any Permitted Acquisition Financing, or (z) pursuant to the terms of a Company Material Contract or Company Benefit Plan, voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 individually or $500,000 in the aggregate;

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its material properties, assets or rights, other than in the ordinary course of business, except pursuant to (y) any Permitted Acquisition or (z) any Contract in existence as of the date hereof which has been disclosed in writing to SPAC;

(xviii) enter into any agreement, understanding or arrangement with respect to the voting of Equity Securities of the Company that would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the occurrence of any of the actions contemplated by this Agreement;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xx) accelerate the collection of any material trade receivables or delay the payment of material trade payables or any other material liabilities other than in the ordinary course of business;

(xxi) enter into, amend, waive or terminate (other than terminations in accordance with their terms or in accordance with this Agreement) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxii) authorize or agree to do any of the foregoing actions.

(b) Notwithstanding anything in this Section 5.2 or this Agreement to the contrary, nothing set forth in this Agreement shall give SPAC, directly or indirectly, the right to control or direct the operations of the Target Companies prior to the Closing.

5.3 Conduct of Business of SPAC.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except (i) as expressly contemplated by this Agreement or the Ancillary Documents, (ii) as required by applicable Law, (iii) for the incurrence of SPAC Expenses or (iv) as set forth on Schedule 5.3 of the SPAC Disclosure Schedules, SPAC shall, and shall cause its Subsidiaries to, (A) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (B) comply with all Laws applicable to SPAC and its Subsidiaries and their respective businesses, assets and employees in all material respects, and (C) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets in the ordinary course of business. Notwithstanding anything to the contrary in this Section 5.3, nothing in this Agreement shall prohibit or restrict SPAC from extending, in accordance with SPAC’s Organizational Documents and the IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), including by way of an amendment to the SPAC Organizational Documents, or making any payments to the Trust Account in connection therewith, and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 5.3(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including the Domestication or as contemplated by the Transaction Financing), as required by applicable Law or for the incurrence of SPAC Expenses or as set forth on Schedule 5.3 of the SPAC Disclosure Schedules, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), SPAC shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents except as required by applicable Law (other than in relation to an Extension, as described in Section 5.2(a));

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its Equity Securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its Equity Securities, or other securities, including any securities convertible into or exchangeable for any of its Equity Securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other Equity Securities or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its Equity Securities, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its Equity Securities (other than a conversion of SPAC Class B Ordinary Shares in accordance with the SPAC Organizational Documents or a conversion of SPAC Class B Common Stock in accordance with the Domestication Organizational Documents, as the case may be);

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $250,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 5.3(b)(iv) shall not prevent SPAC from borrowing funds necessary to finance (A) its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Merger and the other transactions contemplated by this Agreement (including the Transaction Financing) up to aggregate additional Indebtedness during the Interim Period of $1,000,000) and (B) the costs and expenses necessary for an Extension (such expenses, “Extension Expenses”);

(v) enter into, incur, change, modify, amend or terminate any SPAC Affiliate Transactions;

(vi) make or rescind any material election relating to Taxes outside of the ordinary course of business, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to material Taxes, file any amended material Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures outside of the ordinary course of business, in each case except as required by applicable Law or in compliance with GAAP;

(vii) amend, waive or otherwise change the Trust Agreement in any manner adverse to SPAC;

(viii) terminate, waive or assign any material right under any SPAC Material Contract;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) adopt any Benefit Plan (other than as contemplated by the Registration Statement) or otherwise grant or establish any form of compensation or benefits to any current or former employee, officer, director or individual independent contractor of SPAC;

(xi) establish any Subsidiary (other than a Subsidiary that is wholly owned, directly or indirectly, by SPAC) or enter into any new line of business;

(xii) fail to use commercially reasonable efforts to keep in force material insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xiii) revalue any of its material assets or make any material change in SPAC’s methods, principles or practices of accounting in any material respect, except to the extent required to comply with GAAP and after consulting SPAC’s outside auditors and other than changes that are made in accordance with PCAOB standards;

(xiv) waive, release, assign, settle or compromise any Action (including any Action relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, SPAC or its Subsidiary) not in excess of $500,000 (individually or in the aggregate) or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations in excess of such amount, unless such amount has been reserved in the SPAC Financials;

(xv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xvi) make capital expenditures in excess of $200,000 individually for any project (or set of related projects) or $500,000 in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than, for the avoidance of doubt, the transactions expressly contemplated by this Agreement, including the Merger);

(xviii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $200,000 individually or $500,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 5.3 during the Interim Period;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx) enter into any agreement, understanding or arrangement with respect to the voting of Equity Securities of SPAC;

(xxi) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxii) withdraw, transfer, encumber, pledge, invest in non-permitted securities or otherwise dispose of, or permit any Person to withdraw or dispose of, any cash or other assets held in the Trust Account, except for: (A) payment of accrued and unpaid franchise or income Taxes in accordance with the Trust Agreement and SPAC’s Organizational Documents; (B) redemption of Public Shares in connection with an extension of SPAC’s deadline to consummate a Business Combination; or (C) release, at the Closing, of the amounts contemplated by Section 5.18. SPAC shall, and shall cause its Affiliates (including the Sponsor) to, maintain the Trust Agreement in full force and effect through the First Effective Time; or

(xxiii) authorize or agree to do any of the foregoing actions.

(c) Notwithstanding anything in this Section 5.3 or this Agreement to the contrary, but without limiting the terms of this Section 5.3, nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of SPAC.

5.4 Annual and Interim Financial Statements. During the Interim Period, within sixty (60) calendar days (i) following the end of each calendar month, the Company shall deliver to SPAC a monthly management financial report or other financial reports consistent with existing monthly reporting made to the lenders of the Target Companies and the board of directors of the Company for the period from the Interim Balance Sheet Date through the end of such calendar month, which such reports SPAC acknowledges and agrees are not presented in accordance with GAAP standards, and (ii) following the end of each quarterly period and each fiscal year, the Company shall deliver to SPAC an unaudited consolidated income statement and an unaudited consolidated balance sheet of the Target Companies for the period from the Interim Balance Sheet Date through the end of such quarterly period or fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Target Companies as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes. From the date hereof through the Closing Date, the Company will also promptly deliver to the SPAC copies of any audited consolidated financial statements of the Target Companies that the Target Companies’ certified public accountants may issue.

5.5 SPAC Public Filings. During the Interim Period, SPAC will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Closing to maintain the listing of the SPAC Units, SPAC Class A Ordinary Shares and the SPAC Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the SPAC Common Stock and the SPAC Public Warrants.

5.6 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates (other than the transactions contemplated by this Agreement), any transaction with respect to the direct or indirect sale, transfer, license or other disposition of the Company and any of its Subsidiaries, or its or their respective equity interests, business, or material assets (outside of the ordinary course of business consistent with past practice), whether by purchase, merger, consolidation, recapitalization, exclusive license or otherwise (other than a Permitted Acquisition Financing, Interim Period Financing or the PIPE Investment), or any similar transaction that would reasonably be expected to prohibit or impair the Transactions in any material respect, and (B) with respect to SPAC and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination involving SPAC and a person other than the Company or its Affiliates.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and SPAC, directly or indirectly, (i) solicit, assist, initiate or knowingly facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or its Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

(d) Notwithstanding anything to the contrary herein, nothing in this Section 5.6 shall limit the Parties and their respective Representatives’ ability to (A) have discussions with third parties and provide such third parties confidential information in connection with a Transaction Financing and (B) negotiate or enter into a letter of intent, agreement in principle, term sheet or definitive agreement relating to any Transaction Financing to be consummated at Closing.

5.7 No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of SPAC, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of SPAC (other than to engage in the Merger in accordance with Article I), communicate such information to any third party, take any other action with respect to SPAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

5.8 Notification of Certain Matters. During the Interim Period, each Party shall give prompt written notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article VI not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

5.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall, and shall cause its Affiliates to, use its respective commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement as promptly as reasonably practicable (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 5.9(a), to the extent required under any Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, lessening of competition, or foreign investment, including the HSR Act (“Antitrust Laws”), each Party shall, and shall cause its Affiliates to, use its commercially reasonable efforts to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense (subject to Section 7.3 with respect to Antitrust Expenses), with respect to the transactions contemplated hereby as promptly as practicable (and in any event, with respect to filings pursuant to the HSR Act, no later than 20 Business Days after the date of this Agreement), to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and to obtain any other required Consents of Governmental Authorities pursuant to Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act. Each Party shall, in connection with its efforts to obtain all requisite Consents for the transactions contemplated by this Agreement under any Antitrust Law, use, and cause its Affiliates to use, its respective commercially reasonable efforts to: (i) cooperate in all respects with each other Party and its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any Action initiated by a private Person; (ii) keep the other Parties reasonably informed of any substantive communication received by such Party or its Representatives or Affiliates from, or given by such Party or its Representatives or Affiliates to, any Governmental Authority and of any substantive communication received or given in connection with any Action by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any Action by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority. Each Party shall not, and shall cause its Affiliates not to, extend any waiting period, review period or comparable period under the HSR Act, or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby, except with the prior written consent of the other Party.

(c) To the extent any of the documents or information provided pursuant to this Section 5.9 are commercially or competitively sensitive, SPAC and the Company may satisfy its obligations by providing such documents or information to the other Party’s outside counsel, who may agree to redaction of such materials as necessary to comply with contractual arrangements, and as necessary to address attorney-client or other privilege or confidentiality concerns.

(d) The Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to obtain the consent, approval, waiver, authorization, waiting period expiration or termination or Permit of such Governmental Authorities with respect to the transactions contemplated by this Agreement. Each Party shall, and shall cause its Affiliates to, give prompt written notice to the other Parties if such Party or any of its Representatives or Affiliates receives any notice from any Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its investigation or approval of the transactions contemplated hereby, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their respective commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives and Affiliates to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(e) Prior to the Closing, each Party shall, and shall cause its Affiliates to, use its respective commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

5.10 Tax Matters.

(a) Each of the Parties shall use its reasonable best efforts to cause the Mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the Mergers, taken together, to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties intend to report and, except to the extent otherwise required by Law, shall report, for federal income Tax purposes, the Mergers, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code.

(b) Each Party will use its reasonable best efforts and will cooperate with one another to obtain, if requested or required by the SEC or the Company otherwise determines it is necessary or appropriate in connection with the filing of the Registration Statement, an opinion of Latham & Watkins LLP (“Company Tax Counsel”) regarding the qualification of the Mergers, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code. In connection with the foregoing, and at such times as Company Tax Counsel shall reasonably request, (i) the Company shall deliver to Company Tax Counsel a duly executed officer’s certificate in form and substance reasonably satisfactory to Company Tax Counsel (the “Company Certificate”) and (ii) SPAC shall deliver to Company Tax Counsel a duly executed officer’s certificate in form and substance reasonably satisfactory to Company Tax Counsel (the “SPAC Certificate”). The Company and SPAC shall also provide such other information as reasonably requested by Company Tax Counsel for purposes of rendering such tax opinion. The Parties acknowledge that any such tax opinion will be subject to customary assumptions, exclusions and limitations, and Company Tax Counsel shall be entitled to rely on the Company Certificate and the SPAC Certificate for purposes of rendering such tax opinion.

5.11 Further Assurances. Subject to the terms and conditions herein provided, the Parties shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate and make effective the transactions contemplated by this Agreement (including by using their respective commercially reasonable efforts with respect to the satisfaction, but not waiver, of the closing conditions set forth in Article VI) and, in the case of any Ancillary Document to which such Party is contemplated hereby to be a party after the date of this Agreement, to execute and delivery such Ancillary Document when required pursuant to this Agreement as promptly as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all reasonably necessary Consents.

5.12 The Registration Statement.

(a) As promptly as practicable after the date hereof (but in any event within 45 days after the date hereof), SPAC and the Company shall prepare and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of (x) the shares of SPAC Common Stock to be issued under this Agreement as the Merger Consideration Shares and (y) the SPAC Securities deemed reissued in the Domestication, which Registration Statement will also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from SPAC shareholders for the matters to be acted upon at the SPAC Extraordinary General Meeting and providing the Public Shareholders an opportunity in accordance with SPAC’s Organizational Documents and the IPO Prospectus to have their SPAC Class A Ordinary Shares redeemed (the “Closing Redemption”) in conjunction with the shareholder vote on the SPAC Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from SPAC shareholders to vote, at an extraordinary general meeting of SPAC shareholders to be called and held for such purpose (the “SPAC Extraordinary General Meeting”), in favor of resolutions approving (i) as an ordinary resolution, the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein, including the Merger and the Domestication, (ii) to the extent required by Nasdaq, SPAC’s Organizational Documents, the Companies Act or the DGCL, as an ordinary resolution, the issuance of any shares in connection with the Transaction Financing, including the approval of the issuance of more than twenty percent (20%) of the issued and outstanding SPAC Class A Ordinary Shares (or SPAC Common Stock after the Domestication), (iii) as a special resolution passed by the holders of the SPAC Class B Ordinary Shares entitled to vote thereon, the approval of the Domestication, including the adoption of the Domestication Organizational Documents, (iv) as a special resolution, the change of name of SPAC to “Teamshares Inc.” and the adoption and approval of the Amended SPAC Articles immediately prior to Closing, (v) as an ordinary resolution, the adoption and approval of the Incentive Plan (as defined below), (vi) as a special resolution passed by the holders of the SPAC Class B Ordinary Shares entitled to vote thereon, the appointment of the members of the Post-Closing SPAC Board in accordance with Section 5.16 hereof, (vii) as an ordinary resolution, the approval of an amendment to the Insider Letter, effective upon the Closing, pursuant to which the Founder Shares will be released from transfer restrictions set forth therein on the earlier of (A) six months after the Closing Date, (B) the date upon which the VWAP of the SPAC Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any twenty (20) Trading Days within any consecutive thirty (30) Trading Day period commencing 150 days after the Closing Date and (C) the date upon which SPAC consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of its stockholders having the right to exchange their shares of SPAC Common Stock for cash, securities or other property (the “Insider Letter Amendment Proposal”), (viii) as an ordinary resolution (or if required by applicable Law or the SPAC Organizational Documents, as a special resolution), such other matters as the Company and SPAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Merger, the Domestication and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (viii), collectively, the “SPAC Shareholder Approval Matters”), and (x) the adjournment of the SPAC Extraordinary General Meeting, if necessary or desirable in the reasonable determination of the chairman of the SPAC, including for the solicitation of proxies hereunder in order to get sufficient votes hereunder. If on the date for which the SPAC Extraordinary General Meeting is scheduled, SPAC has not received proxies representing a sufficient number of shares to obtain the Required SPAC Shareholder Approval, SPAC may make one or more successive postponements or, with the consent of the SPAC Extraordinary General Meeting, adjournments of the SPAC Extraordinary General Meeting, subject to applicable Law and the SPAC Organizational Documents; provided that when the SPAC Extraordinary General Meeting is postponed or adjourned for thirty days or more, notice of the postponed or adjourned meeting shall be given as in the case of an original meeting. In connection with the Registration Statement, SPAC and the Company will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in SPAC’s Organizational Documents, the Companies Act, the DGCL and the rules and regulations of the SEC and Nasdaq (or, if applicable, NYSE). Any filing of, or amendment or supplement to, the Registration Statement or the Proxy Statement will be provided by SPAC to the Company (and its counsel) for review, and SPAC shall give due consideration to any comments of the Company. SPAC and the Company each will advise the other, promptly after they receive notice thereof, of any supplement or amendment filed with respect to the Registration Statement or the Proxy Statement, of the suspension of the qualification of the SPAC Common Stock to be issued in connection with this Agreement for offering or sale in any jurisdiction or of any request by the SEC for amendment of the Registration Statement or the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto. Each of SPAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, delayed or conditioned), any response to comments of the SEC or its staff with respect thereto and any amendments filed in response thereto. The Company shall provide SPAC with such information concerning the Target Companies and their respective stockholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(b) Each of SPAC and the Company shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the SPAC Extraordinary General Meeting and the Closing Redemption. Each of SPAC and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, SPAC and, after the Closing, the SPAC Representative, and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. SPAC and the Company shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to SPAC shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and SPAC’s Organizational Documents.

(c) SPAC, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use its commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. SPAC shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that SPAC or its Representatives receive from the SEC or its staff with respect to the Registration Statement, the SPAC Extraordinary General Meeting and the Closing Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(d) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, SPAC shall distribute the Registration Statement to SPAC’s shareholders and the Company Stockholders, and, pursuant thereto, shall call the SPAC Extraordinary General Meeting in accordance with the Companies Act for a date no later than thirty (30) days following the effectiveness of the Registration Statement.

(e) SPAC shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, SPAC’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the SPAC Extraordinary General Meeting and effecting the Closing Redemption, and shall use its reasonable efforts to (i) solicit from the SPAC shareholders proxies in favor of the Required SPAC Shareholder Approval prior to such SPAC Extraordinary General Meeting, and (ii) obtain the Required SPAC Shareholder Approval at such SPAC Extraordinary General Meeting.

5.13 Company Stockholder Meeting. As promptly as practicable after the Registration Statement has become effective (but no later than the date of the SPAC Extraordinary General Meeting), the Company will by resolutions duly adopted at a meeting of its stockholders duly called and held (the “Company Special Meeting”) or by unanimous written consent in accordance with the Company’s Organizational Documents, obtain the Required Company Stockholder Approval, and if the Company Special Meeting is to be held, the Company shall use its reasonable best efforts to solicit from the Company Stockholders proxies in favor of the Required Company Stockholder Approval prior to such Company Special Meeting, and to take all other actions necessary or advisable to secure the Required Company Stockholder Approval, including enforcing the Voting Agreements.

5.14 Public Announcements.

(a) The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their respective Affiliates without the prior written consent of SPAC and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, SPAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, SPAC shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the SPAC Representative shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the other Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

5.15 Confidential Information.

(a) Each of the Company and Seller Representative hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any SPAC Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of SPAC or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the SPAC Confidential Information without SPAC’s prior written consent; and (ii) in the event that the Company, the Seller Representative or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, becomes legally compelled to disclose any SPAC Confidential Information, (A) provide SPAC to the extent legally permitted with prompt written notice of such requirement so that SPAC or an Affiliate thereof may seek, at SPAC’s sole expense, a protective Order or other remedy or waive compliance with this Section 5.15(a), and (B) in the event that such protective Order or other remedy is not obtained, or SPAC waives compliance with this Section 5.15(a), furnish only that portion of such SPAC Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such SPAC Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company and the Seller Representative shall, and shall cause their respective Representatives to, promptly deliver to SPAC or destroy (at SPAC’s election) any and all copies (in whatever form or medium) of SPAC Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company, the Seller Representative and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; provided, further, that any SPAC Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(b) SPAC and the SPAC Representative each hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that SPAC, the SPAC Representative or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company or an Affiliate thereof may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 5.15(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 5.15(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, SPAC shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at SPAC’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that SPAC, the SPAC Representative and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, SPAC and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

5.16 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of SPAC to resign, so that effective as of the Closing, the SPAC’s board of directors (the “Post-Closing SPAC Board”) will consist of up to nine individuals. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing SPAC Board, including (i) two persons designated by the SPAC prior to the Closing (the “SPAC Directors”), whom shall qualify as independent directors under Nasdaq (or, if applicable, NYSE) rules, (ii) two persons mutually agreed upon by SPAC and the Company, whom shall qualify as independent directors under Nasdaq (or, if applicable, NYSE) rules (iii) the post-Closing Chief Executive Officer of SPAC, (iv) the post-Closing President of SPAC, and (v) three persons that are designated by the Company prior to the Closing (the “Company Directors”), at least one of whom shall be required to qualify as an independent director under Nasdaq (or, if applicable, NYSE) rules. The Post-Closing SPAC Board will serve staggered terms divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three (3)-year terms. The term of the initial Class I members of the Post-Closing SPAC Board shall expire at the first annual meeting of the stockholders of SPAC following the Closing, the term of the initial Class II members of the Post-Closing SPAC Board shall expire at the second annual meeting of the stockholders of SPAC following the Closing and the term of the initial Class III member of the Post-Closing SPAC Board shall expire at the third annual meeting of the stockholders of SPAC following Closing. The SPAC Directors shall serve as initial Class III directors. The board of directors of the Surviving Corporation immediately after the Closing shall be the same as the board of directors of the Company immediately prior to the Closing. At or prior to the Closing, the SPAC will provide each member of the Post-Closing SPAC Board with a customary director indemnification agreement, in form and substance reasonably acceptable to each member of the Post-Closing SPAC Board.

(b) The Parties shall take all action necessary, including causing the executive officers of SPAC to resign, so that the individuals serving as Chief Executive Officer, President, Chief Technology Officer, Chief Financial Officer and Chief Operating Officer, respectively, of SPAC immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, at its sole discretion, the Company desires to appoint another qualified person to any such role, in which case, such other person identified by the Company shall serve in such role).

5.17 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of SPAC, Merger Sub, Merger Sub II or any Target Company and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of SPAC, Merger Sub, Merger Sub II or such Target Company (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and SPAC, Merger Sub, Merger Sub II or such Target Company, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Closing, SPAC shall cause the Organizational Documents of SPAC and the Surviving Entity to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of SPAC, Merger Sub, Merger Sub II and the Target Companies to the extent permitted by applicable Law. The provisions of this Section 5.17 shall survive the consummation of the Mergers and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) For the benefit of SPAC’s and Merger Sub II’s directors and officers, SPAC shall be permitted prior to the Closing to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six (6) year period from and after the Closing for events occurring prior to the Closing (the “SPAC D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than SPAC’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, SPAC shall maintain the SPAC D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and SPAC shall timely pay or caused to be paid all premiums with respect to the SPAC D&O Tail Insurance.

5.18 Trust Account Proceeds. The Parties agree that, at the Closing:

(a) SPAC shall cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and

(b) the funds in the Trust Account (after taking into account payments for the Closing Redemption) and any proceeds received by SPAC or the Company from a PIPE Investment or Interim Period Financing, as applicable, shall be used to pay (i) first, the amounts due in respect of SPAC Expenses, (ii) second, the amounts due to the IPO Underwriter for their deferred underwriting commissions, (iii) third, any loans owed by SPAC to the Sponsor for any Expenses (including deferred Expenses), (iv) fourth, any other Liabilities owed by SPAC as of the Closing and (v) fifth, immediately thereafter pay all remaining amounts then available in the Trust Account to SPAC in accordance with the Trust Agreement, which amounts (along with the PIPE Investment and any Interim Period Financing) will be used for working capital and general corporate purposes of SPAC and the Surviving Entity.

5.19 Transaction Financing.

(a) Without limiting anything to the contrary contained herein, during the Interim Period, SPAC shall use its reasonable best efforts to enter into financing agreements (any such agreements, the “Additional PIPE Financing Agreements” and, together with the Initial PIPE Subscription Agreements, the “PIPE Financing Agreements”) with potential investors (whether structured as a private placement of common equity, convertible preferred equity, convertible debt or other securities convertible into or that have the right to acquire common equity, as Trust Account non-redemption or backstop arrangements or otherwise), in each case on terms mutually agreeable to the Company and SPAC, acting reasonably (an “Additional PIPE Investment”, together with the Initial PIPE Investment, a “PIPE Investment”) and, if SPAC elects to seek an Additional PIPE Investment, SPAC and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such Additional PIPE Investment and use their respective commercially reasonable efforts to cause such Additional PIPE Investment to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by SPAC); provided, that the foregoing shall not require the Sponsor to forfeit or transfer any direct or indirect interest in its SPAC Securities other than as contemplated by the Sponsor Letter Agreement.

(b) SPAC and the Company shall use their reasonable best efforts to satisfy the conditions of the closing obligations contained in the PIPE Financing Agreements relating to the PIPE Investment and consummate the transactions contemplated thereby.

(c) Without limiting anything to the contrary contained herein, during the Interim Period the Company may, from time to time, enter into subscription, purchase or similar financing agreements (any such agreements, the “Interim Period Financing Agreements” and, together with the PIPE Financing Agreements, the “Financing Agreements”) for debt investments into the Company, preferred equity and any accompanying warrants or other equity-linked securities that are convertible to Company Common Stock at Closing on terms mutually agreeable to the Company and SPAC, acting reasonably (the “Interim Period Financing” and together with the PIPE Investment, the “Transaction Financing”).

(d) SPAC and the Company shall, and shall cause their respective Representatives to, reasonably cooperate with the others in connection with such Financing Agreements (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by SPAC). Except to the extent permitted pursuant to the terms of the Financing Agreements or otherwise approved in writing by the Company and SPAC (each of which approval shall not be unreasonably withheld, conditioned or delayed), and except for any of the following actions that would not materially increase conditionality or impose any new material obligation on the Company or SPAC, during the Interim Period SPAC and the Company shall not (i) reduce the committed investment amount to be received by SPAC or the Company under any Financing Agreement or reduce or impair the rights of SPAC or the Company under any Financing Agreement or (ii) permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Financing Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision). SPAC and the Company shall use their commercially reasonable efforts to consummate the Transaction Financing in accordance with the Financing Agreements.

5.20 Incentive Plan. SPAC and the Company shall cooperate (including working with a mutually agreed upon compensation consultant) and use their commercially reasonable efforts to agree, prior to the Closing, to a form of equity incentive plan that provides for the grant of equity and equity-based incentive awards to eligible service providers of the Company and the Company’s Subsidiaries following the Closing (the “Incentive Plan”), which will provide for awards for a number of shares of SPAC Common Stock equal to five percent (5%) of the aggregate number of shares of SPAC Common Stock issued and outstanding immediately after the Closing (for the avoidance of doubt, after giving effect to the Closing Redemption). Within five (5) Business Days following the expiration of the sixty (60) day period following the date SPAC has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, SPAC shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the SPAC Common Stock issuable under the Incentive Plan, and SPAC shall use reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Plan remain outstanding.

5.21 Earnout Cooperation. Without limiting Section 1.10, from and after the Closing, SPAC shall not, and shall cause its Subsidiaries (including, following the Closing, the Target Companies) not to, take or omit to take any action that is in bad faith, the primary purpose or primary effect of which is to frustrate, delay or prevent the occurrence of any Triggering Event, avoiding, reducing or preventing the achievement or attainment of the Share Price Targets or the vesting or issuance of any Earnout Shares. Notwithstanding the foregoing, following the Closing, SPAC and its Subsidiaries (including the Target Companies) will be entitled to operate their respective businesses, and take or omit to take actions, based on the business requirements of SPAC and its Subsidiaries.

Article VI
CLOSING CONDITIONS

6.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (where permissible by applicable Law) by the Company and SPAC of the following conditions:

(a) Required SPAC Shareholder Approval. SPAC Shareholder Approval Matters (other than the approval of the Insider Letter Amendment Proposal and the Incentive Plan) that are submitted to the vote of the shareholders of SPAC at the SPAC Extraordinary General Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the shareholders of SPAC at the SPAC Extraordinary General Meeting in accordance with SPAC’s Organizational Documents, applicable Law and the Proxy Statement (the “Required SPAC Shareholder Approval”).

(b) Required Company Stockholder Approval. As promptly as practicable after the Registration Statement has been declared effective, the requisite vote of the Company Stockholders (including any separate class or series vote that is required, whether pursuant to the Company’s Organizational Documents, any stockholder agreement or otherwise), by resolutions duly adopted at the Company Special Meeting or by unanimous written consent in accordance with the Company’s Organizational Documents, shall have authorized, approved and consented to, the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or is required to be a party or bound, and the consummation of the Transactions, including the Mergers and the Domestication (the “Required Company Stockholder Approval”).

(c) Antitrust Laws. All waiting periods (and any extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act, and any commitment to, or agreement (including any timing agreement) with, any Governmental Authority to delay the consummation of, or not to consummate before a certain date, the transactions contemplated by this Agreement, shall have expired or been terminated.

(d) No Adverse Law. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, adopted or entered any Law (whether temporary, preliminary or permanent) that is then in effect and which has the effect of making the transactions contemplated by this Agreement illegal or which otherwise enjoins, prevents or prohibits the consummation of the transactions contemplated by this Agreement.

(e) SPAC Domestication. The Domestication shall have been consummated in accordance with Section 1.8.

(f) Registration Statement. The Registration Statement shall have been declared effective by the SEC in accordance with the provisions of the Securities Act and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.

(g) Stock Exchange Listing. The shares of SPAC Common Stock to be issued in connection with the Transactions shall have been conditionally approved for listing on Nasdaq or NYSE, subject to official notice of issuance.

6.2 Conditions to Obligations of the Company. In addition to the conditions specified in Section 6.1, the obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (where permissible by applicable Law) by the Company of the following conditions:

(a) Representations and Warranties. (i) the SPAC Fundamental Representations shall be true and correct in all material respects on and as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in the first sentence of Section 3.5(a) shall be true and correct in all respects (except for de minimis inaccuracies) on and as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date) and (iii) the other representations and warranties of the SPAC in Article III (other than the SPAC Fundamental Representations and the representations and warranties set forth in the first sentence of Section 3.5(a)) shall be true and correct (without giving effect to any limitations as to “materiality” or any similar limitation set forth herein) in all respects on and as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, SPAC.

(b) Agreements and Covenants. SPAC shall have performed and complied in all material respects with all of SPAC’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to SPAC since the date of this Agreement which is continuing and uncured.

(d) Closing Deliveries.

(i) Officer Certificate. SPAC shall have delivered to the Company a certificate, dated as of the Closing Date, duly executed by an authorized executive officer of SPAC in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.2(a), 6.2(b) and 6.2(c).

(ii) Secretary Certificate. SPAC shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of SPAC’s Organizational Documents as in effect as of the Closing Date (after giving effect to the Domestication and the adoption of the Amended SPAC Articles), (B) the resolutions of SPAC’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the Transactions, (C) evidence that the Required SPAC Shareholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which SPAC is or is required to be a party or otherwise bound.

(iii) Good Standing. SPAC shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for SPAC certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of SPAC’s jurisdiction of incorporation and from each other jurisdiction in which SPAC is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Director and Officer Resignations. The directors and officers of SPAC, Merger Sub and Merger Sub II shall have delivered to the Company duly signed letters of resignation effective as of and subject to the Closing.

(v) Other Ancillary Documents. As of the Closing, SPAC, Merger Sub and Merger Sub II shall have duly signed and delivered to the Company each of the Ancillary Documents required hereunder to be signed and delivered by such Party to the Company at the Closing.

(e) Minimum Cash Condition. Upon the Closing, SPAC shall have an aggregate amount of cash and cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment of the Closing Redemption), plus aggregate proceeds from all Transaction Financings (including Interim Period Financing), whether received by SPAC or a Target Company, equal to at least One Hundred and Twenty Million U.S. Dollars ($120,000,000).

6.3 Conditions to Obligations of SPAC. In addition to the conditions specified in Section 6.1, the obligations of SPAC, Merger Sub and Merger Sub II to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (where permissible by applicable Law) by SPAC of the following conditions:

(a) Representations and Warranties. (i) the Company Fundamental Representations shall be true and correct (without giving effect to any limitation as to “materiality” set forth therein) in all material respects on and as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in the first sentence of Section 4.3(a) shall be true and correct in all respects on and as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, and (iii) the representations and warranties of the Company set forth in Article IV (other than the Company Fundamental Representations and the representations and warranties set forth in the first sentence of Section 4.3(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth herein) in all respects on and as of the date of this Agreement and on and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Target Companies.

(b) Agreements and Covenants. Each of the Company and the Seller Representative shall have performed and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Target Companies taken as a whole since the date of this Agreement which is continuing and uncured.

(d) Certain Ancillary Documents. Each Lock-Up Agreement and Non-Competition Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(e) Closing Deliveries.

(i) Officer Certificate. SPAC shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.3(a), 6.3(b) and 6.3(c).

(ii) Secretary Certificate. The Company shall have delivered to SPAC a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date (immediately prior to the First Effective Time), (B) the requisite resolutions of the Company’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Merger and the other Transactions, and the adoption of the Surviving Entity Organizational Documents, and recommending the approval and adoption of the same by the Company Stockholders at a duly called meeting of stockholders, (C) evidence that the Required Company Stockholder Approval has been obtained and (D) the incumbency of officers of the Company authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or otherwise bound.

(iii) Good Standing. The Company shall have delivered to SPAC good standing certificates (or similar documents applicable for such jurisdictions) for each Target Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Target Company’s jurisdiction of organization and from each other jurisdiction in which the Target Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Certified Charter. The Company shall have delivered to SPAC a copy of the Company Charter, as in effect as of immediately prior to the First Effective Time, certified by the Secretary of State of the State of Delaware as of a date no more than ten (10) Business Days prior to the Closing Date.

(v) Company Convertible Securities. SPAC shall have received evidence reasonably acceptable to SPAC that the Company shall have terminated, extinguished and cancelled in full any outstanding Company Convertible Securities or commitments therefor (other than the Interim Period Financing securities which will convert into shares of SPAC Common Stock in accordance with its terms).

(i) Termination of Certain Contracts. SPAC shall have received evidence reasonably acceptable to SPAC that the Contracts involving the Target Companies and/or Company Security Holders or other Related Persons set forth on Schedule 6.3(e)(vii) of the Company Disclosure Schedules shall have been terminated with no further obligation or Liability of the Target Companies thereunder.

(ii) FIRPTA. SPAC shall have received a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2) (which shall be delivered by SPAC to the Internal Revenue Service after the Closing), together with written authorization for SPAC to deliver such documentation to the Internal Revenue Service on behalf of the Company after the Closing; provided, that delivery of such documentation shall not be a condition to Closing, and SPAC’s sole recourse if the Company fails to deliver such documentation shall be to make any withholding required under applicable Law in accordance with Section 1.15.

(vi) Other Ancillary Documents. As of the Closing, the Company shall have duly signed and delivered to SPAC each of the Ancillary Documents required hereunder to be signed and delivered by such Party at the Closing.

6.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was primarily caused by the breach by such Party of any of its covenants or obligations set forth in this Agreement.

Article VII
TERMINATION AND EXPENSES

7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of SPAC and the Company;

(b) by written notice by either SPAC or the Company to the other Party, if the Closing has not occurred on or before May 31, 2026 (the “Outside Date”); provided, however, such Outside Date may be extended by written agreement by SPAC and the Company; provided further, the right to terminate this Agreement under this Section 7.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement shall have been the primary cause of or resulted in (either individually or when taken together with other such breaches by such persons) the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either SPAC or the Company to the other Party, if a Governmental Authority shall have issued, enforced, adopted or entered an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable or if there shall be adopted any Law that permanently makes the consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a Party if the breach by such Party of this Agreement shall have been the primary cause of, or resulted in, such Order, Law or action;

(d) by written notice by the Company to SPAC, if (i) there has been a breach by SPAC of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of SPAC shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to SPAC or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if at such time the Company or the Seller Representative is in breach of this Agreement so as to prevent the conditions to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied;

(e) by written notice by SPAC to the Company, if (i) there has been a breach by the Company or the Seller Representative of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that SPAC shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if at such time SPAC is in breach of this Agreement so as to prevent the conditions to Closing set forth in either Section 6.2(a) or Section 6.2(b) from being satisfied;

(f) by written notice by SPAC to the Company, if there shall have been a Material Adverse Effect on the Target Companies, taken as a whole, following the date of this Agreement which is uncured and continuing;

(g)            by written notice by the Company to SPAC, if there shall have been a Material Adverse Effect on SPAC following the date of this Agreement which is uncured and continuing;

(h) by written notice by either SPAC or the Company to the other, if SPAC Extraordinary General Meeting has been held (including following any adjournment or postponement thereof) and has concluded, SPAC’s shareholders have duly voted, and the Required SPAC Shareholder Approval was not obtained;

(i)             by written notice by the Company to SPAC if the SPAC Class A Ordinary Shares have become delisted from Nasdaq and are not relisted on the Nasdaq or the New York Stock Exchange within sixty (60) days after such delisting; or

(j) by written notice by either SPAC or the Company to the other, if the Company Special Meeting has been held (including following any adjournment or postponement thereof) and has concluded, the Company Stockholders have duly voted, and the Required Company Stockholder Approval was not obtained; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(h) if at such time the Company or a Company Stockholder is in breach of this Agreement or a Voting Agreement so as to prevent the Required Company Stockholder Approval.

(k) by written notice by SPAC to the Company, if the (i) Company has not delivered the GAAP Audited Company Financials to SPAC within ninety (90) days from the date of this Agreement (provided, that such termination right under this clause (i) may no longer be exercised by SPAC after the Company has delivered to SPAC the GAAP Audited Company Financials) or (ii) the GAAP Audited Company Financials, when delivered, are materially different from the Audited Company Financials in an adverse manner, it being understood that any differences related to efforts to conform the GAAP Audited Company Financials to PCAOB and GAAP standards shall not be considered material.

7.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 7.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 7.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 5.14, 5.15, 7.3, 8.1, Article IX and this Section 7.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any Willful Breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 8.1). Without limiting and subject to the foregoing, and except as provided in Sections 7.3 and this Section 7.2 (but subject to Section 8.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 9.8, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 7.1.

7.3 Fees and Expenses. Subject to Section 8.1, any and all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to SPAC’s Expenses (the “SPAC Expenses”), Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination. Notwithstanding the foregoing, each of SPAC and the Company shall be responsible for fifty percent (50%) of (i) all filing fees paid to Governmental Authorities under any applicable Antitrust Laws, including the HSR Act (“Antitrust Expenses”), and (ii) all filing fees and expenses under U.S. securities laws relating to the preparation, printing, mailing and filing of the Registration Statement and/or Proxy Statement (“SEC Filing Fee Expenses”).

7.4 Termination Fee.

(a) Notwithstanding Section 7.3 above, in the event that there is a valid and effective termination of this Agreement by SPAC pursuant to Section 7.1(e), then the Company shall pay to SPAC a termination fee in cash equal to Three Million Five Hundred Thousand Dollars ($3,500,000.00) plus the Expenses, not to exceed $400,000, actually incurred by or on behalf of SPAC or any of its Affiliates in connection with the authorization, preparation, negotiation, execution or performance of this Agreement or the Ancillary Documents or the Merger or the other Transactions, including any related SEC filings, the Registration Statement, the Closing Redemption and any Transaction Financing (such aggregate amount, the “SPAC Termination Fee”).

(b) Notwithstanding Section 7.3 above, in the event that there is a valid and effective termination of this Agreement by the Company pursuant to Section 7.1(d), then SPAC shall pay to the Company a termination fee in cash equal to Three Million Five Hundred Thousand Dollars ($3,500,000.00) plus the Expenses, not to exceed $400,000, actually incurred by or on behalf of the Company or any of its Affiliates in connection with the authorization, preparation, negotiation, execution or performance of this Agreement or the Ancillary Documents or the Merger or the other Transactions, including any Transaction Financing (such aggregate amount, the “Company Termination Fee” and together with the SPAC Termination Fee, a “Termination Fee”). Notwithstanding the foregoing, the Company Termination Fee shall only be payable by SPAC upon the earlier of SPAC’s completion of a Business Combination with another Person thereafter or the dissolution and liquidation of SPAC (in each case, solely to the extent of funds outside of the Trust Account after payment of the amounts owed to Public Shareholders with respect to their SPAC Class A Ordinary Shares either in connection with such dissolution and liquidation or pursuant to redemptions in connection with such Business Combination, and without recourse against the Public Shareholders).

(c) Any Termination Fee due hereunder shall be paid by wire transfer of immediately available funds to an account designated in writing by the Party entitled to such Termination Fee within five (5) Business Days after the Party entitled to such Termination Fee delivers to the other Party the amount of such Expenses, along with reasonable documentation in connection therewith. Notwithstanding anything to the contrary in this Agreement, the Parties expressly acknowledge and agree that, with respect to any termination of this Agreement in circumstances where a Termination Fee is payable, the payment of such Termination Fee shall, in light of the difficulty of accurately determining actual damages, constitute liquidated damages with respect to any claim for damages or any other claim which the Party entitled to such Termination Fee would otherwise be entitled to assert against the other Party or any of its Affiliates or any of their respective assets, or against any of their respective directors, officers, employees or shareholders with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to the Party entitled to such Termination Fee, provided, that the foregoing shall not limit (x) the other Party from Liability for any Fraud Claims relating to events occurring prior to termination of this Agreement or (y) the rights of the Party entitled to such Termination Fee to seek specific performance or other injunctive relief in lieu of terminating this Agreement.

Article VIII
TRUST WAIVER

8.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. Each of the Company and the Seller Representative hereby represents and warrants that it has read the IPO Prospectus and understands that SPAC has established the Trust Account containing the proceeds of the IPO and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SPAC’s public shareholders (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus and the SPAC’s Organizational Documents, SPAC may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their SPAC Class A Ordinary Shares in connection with any shareholder vote on a proposed business combination (as such term is used in the IPO Prospectus) (“Business Combination”) but only in the event that the applicable Business Combination is approved and consummated and subject to the limitations contained in the SPAC Organizational Documents; (b) to the Public Shareholders who elect to have their SPAC Class A Ordinary Shares repurchased by means of a tender offer subject to the provisions contained in the SPAC Organizational Documents; (c) to the Public Shareholders if any amendment is made to the SPAC’s Organizational Documents prior to the consummation of the Business Combination (i) to modify the substance or timing of SPAC’s obligations to allow redemption in connection with a Business Combination or to redeem 100% of the Public Shares if the Company has not consummated a Business Combination within twenty one (21) months after the closing of the IPO (or 24 months from the closing of the IPO if it executes a definitive agreement for an initial business combination within 21 months from the closing the IPO); (ii) with respect to any other material provisions relating to the rights of holders of SPAC Class A Ordinary Shares; or (iii) pre-initial Business Combination activity upon the effectiveness of any such amendment; (d) to the Public Shareholders if SPAC fails to consummate a Business Combination within twenty one (21) months after the closing of the IPO (or 24 months from the closing of the IPO if it executes a definitive agreement for an initial business combination within 21 months from the closing the IPO), and subject to extension by amendment to SPAC’s Organizational Documents, including interest earned on the amounts held in the Trust Account (which interest shall be net of, taxes payable and less up to $100,000 of interest to pay dissolution expenses), and (e) to SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and the Seller Representative hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, neither the Company, the Seller Representatives, nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company and the Seller Representative on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that the Company, the Seller Representative, or any of their respective Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with SPAC or its Affiliates). Each of the Company and the Seller Representative agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC and its Affiliates to induce SPAC to enter in this Agreement, and each of the Company and the Seller Representative further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company or any of its Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives, which proceeding seeks, in whole or in part, monetary relief against SPAC or its Representatives, the Company hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company or the Seller Representative or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, SPAC and its Representatives, as applicable, shall be entitled to recover from the Company, the Seller Representative and their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event SPAC or its Representatives, as applicable, prevails in such Action. This Section 8.1 shall survive termination of this Agreement for any reason and continue indefinitely.

Article IX
MISCELLANEOUS

9.1 Non-Survival of Representations, Warranties and Covenants. Except in the case of a Fraud Claim against a Person, the representations and warranties of the Parties contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Parties pursuant to this Agreement shall not survive the Closing, and shall terminate and expire upon the occurrence of the Closing (and there shall be no Liability after the Closing in respect thereof), and from and after the Closing, the Parties and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Parties or their respective Representatives with respect thereto. The covenants and agreements made by the Parties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms); provided, that in the context of breaches thereof, with respect only to any breaches occurring after the Closing.

9.2 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of SPAC, Merger Sub, Merger Sub II or the Company under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

9.3 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (a) in person, (b) by email with affirmative confirmation of receipt, (c) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (d) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to SPAC, Merger Sub or Merger Sub II at or prior to the Closing, to:	with a copy (which will not constitute notice) to:

Live Oak Acquisition Corp. V	Ellenoff Grossman & Schole LLP
4921 William Arnold Road	1345 Avenue of the Americas, 11th Floor
Memphis, Tennessee 38117	New York, New York 10105
Attn: Richard Hendrix	Attn:	Matthew A. Gray, Esq.
Telephone No.: [***]		Stuart Neuhauser, Esq.
Email: [***]		Trevor Okomba, Esq.
	Telephone No.:	(212) 370-1300
	Email:	[***]
[***]
[***]

If to the SPAC Representative, to:	with a copy (which will not constitute notice) to:

Live Oak Sponsor V LLC	Ellenoff Grossman & Schole LLP
4921 William Arnold Road	1345 Avenue of the Americas, 11th Floor
Memphis, Tennessee 38117	New York, New York 10105
Attn: Richard Hendrix	Attn:	Matthew A. Gray, Esq.
Telephone No.: [***]		Stuart Neuhauser, Esq.
Email: [***]		Trevor Okomba, Esq.
	Telephone No.:	(212) 370-1300
	Email:	[***]
[***]
[***]

If to the Company or the Surviving Entity, to:	with a copy (which will not constitute notice) to:

Teamshares Inc.	Latham & Watkins LLP
214 Sullivan Street, 6B	811 Main Street, Suite 3700
New York, NY 10012	Houston, TX 77002
Attn: Lauren Rymer, Senior Corporate Counsel	Attn:	Ryan Maierson
Telephone No.: [***]		Nick Dhesi
Email: [***]	Telephone No.:	[***]
[***]
	Email:	[***]
[***]

If to Seller Representative, to:	with a copy (which will not constitute notice) to:

Teamshares Inc.	Latham & Watkins LLP
214 Sullivan Street, 6B	811 Main Street, Suite 3700
New York, NY 10012	Houston, TX 77002
Attn: Brian Gaebe, as Seller Representative	Attn:	Ryan Maierson
Email: [***]		Nick Dhesi
	Telephone No.:	[***]
[***]
	Email:	[***]
[***]

If to SPAC after the Closing, to:	with a copy (which will not constitute notice) to:

Teamshares Inc.
214 Sullivan Street, 6B	Latham & Watkins LLP
New York, NY 10012	811 Main Street, Suite 3700
Attn: Lauren Rymer, Senior Corporate Counsel	Houston, TX 77002
Telephone No.: [***]	Attn:	Ryan Maierson
Email: [***]		Nick Dhesi
	Telephone No.:	[***]
[***]
	Email:	[***]
[***]

9.4 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of SPAC (and after the Closing, the SPAC Representative) and the Company (and after the Closing, the Seller Representative), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

9.5 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 5.17, and of the Sponsor, EGS and Latham in Section 9.15, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement for purposes of such Sections and related enforcement provisions, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

9.6 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware in and for New Castle County, Delaware or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court (or, in each case, any appellate courts thereof) (the “Specified Courts”). Each Party hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the Specified Courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 9.3. Nothing in this Section 9.6 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

9.7 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7.

9.8 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

9.9 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

9.10 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by SPAC and the Company; provided, that any amendment, supplement or modification following the Closing shall require the prior written consent of the SPAC Representative and the Seller Representative.

9.11 Waiver. SPAC on behalf of itself and its Affiliates, the Company on behalf of itself and its Affiliates, the Seller Representative on behalf of itself and the Earnout Participants to the extent provided in this Agreement and the SPAC Representative on behalf of itself and the SPAC shareholders (other than the Company Security Holders and their respective successors and assignees) to the extent provided in this Agreement, may in its sole discretion (a) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (b) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by the applicable Representative Party in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding anything to the contrary herein, (i) any waiver of any provision of this Agreement by SPAC following the Closing shall also require the prior written consent of the SPAC Representative and (ii) any waiver of any provision of this Agreement by the Company or any Earnout Participant or their respective successors or assignees following the Closing shall require the prior written consent of the Seller Representative.

9.12 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

9.13 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article,” “Schedule,” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement or any Ancillary Document to a Person’s (i) directors shall include any member of such Person’s governing body, (ii) officers shall include any Person filling a substantially similar position for such Person or (iii) shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to SPAC or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of SPAC and its Representatives and SPAC and its Representatives have been given access to the electronic folders containing such information.

9.14 Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile, pdf or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

9.15 Legal Representation.

(a) The Parties agree that, notwithstanding the fact that Ellenoff Grossman & Schole LLP (“EGS”) may have, prior to the Closing, jointly represented SPAC, Merger Sub, Merger Sub II, the SPAC Representative and/or the Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented SPAC and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, EGS will be permitted in the future, after the Closing, to represent the Sponsor, the SPAC Representative or their respective Affiliates in connection with matters in which such Persons are adverse to SPAC or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, which is or has the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agrees, in advance, to waive (and to cause its Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’s future representation of one or more of the Sponsor, the SPAC Representative or their respective Affiliates in which the interests of such Person are adverse to the interests of SPAC and/or the Company or any of its Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS of SPAC, Merger Sub, Merger Sub II, the SPAC Representative, the Sponsor or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor and the SPAC Representative shall be deemed the clients of EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor and the SPAC Representative, shall be controlled by the Sponsor and the SPAC Representative and shall not pass to or be claimed by SPAC or the Surviving Entity; provided, further, that nothing contained herein shall be deemed to be a waiver by SPAC or any of its Affiliates (including, after the Closing, the Surviving Entity and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(b) The Parties agree that, notwithstanding the fact that Latham & Watkins LLP (“Latham”) may have, prior to the Closing, jointly represented the Company and the Company Stockholders in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented the Company and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, Latham will be permitted in the future, after the Closing, to represent the Company Stockholders or their respective Affiliates in connection with matters in which such Persons are adverse to the Company or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. SPAC, which is or has the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agrees, in advance, to waive (and to cause its Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Latham’s future representation of one or more of the Company Stockholders or their respective Affiliates in which the interests of such Person are adverse to the interests of SPAC and/or the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Latham of the Company, the Company Stockholders or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Company Stockholders shall be deemed the clients of Latham with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Company Stockholders, shall be controlled by the Company Stockholders and shall not pass to or be claimed by SPAC or the Surviving Entity; provided, further, that nothing contained herein shall be deemed to be a waiver by the Company or any of its Affiliates (including, after the Closing, SPAC and the Surviving Entity and their respective Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

9.16 SPAC Representative.

(a) SPAC, on behalf of itself and its Subsidiaries, successors and assigns, by execution and delivery of this Agreement, hereby irrevocably appoints Live Oak Sponsor V, LLC, a Delaware limited liability company, in the capacity as the SPAC Representative, as each such Person’s agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Person, to act on behalf of such Person from and after the Closing in connection with: (i) controlling and making any determinations with respect to whether Earnout Shares are to be issued under Section 1.10; (ii) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which the SPAC Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “SPAC Representative Documents”); (iii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any SPAC Representative Documents; (iv) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the SPAC Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the SPAC Representative and to rely on their advice and counsel; (v) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants, incurred pursuant to the transactions contemplated hereby, and any other out-of-pocket fees and expenses allocable or in any way relating to performing the SPAC Representative’s duties under the SPAC Representative Documents; and (vi) otherwise enforcing the rights and obligations of any such Persons under any SPAC Representative Documents, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person; provided, that the Parties acknowledge that the SPAC Representative is specifically authorized and directed to act on behalf of, and for the benefit of, the holders of SPAC Securities (other than the Company Security Holders immediately prior to the First Effective Time and his successors and assigns). All decisions and actions by the SPAC Representative, including any agreement between the SPAC Representative and the Seller Representative, shall be binding upon SPAC and its Subsidiaries, successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 9.16 are irrevocable and coupled with an interest. The SPAC Representative hereby accepts its appointment and authorization as the SPAC Representative under this Agreement.

(b) The SPAC Representative shall not be liable for any act done or omitted under any SPAC Representative Document as the SPAC Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. SPAC shall indemnify, defend and hold harmless the SPAC Representative from and against any and all Losses incurred without gross negligence, bad faith or willful misconduct on the part of the SPAC Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the SPAC Representative’s duties under any SPAC Representative Document, including the reasonable fees and expenses of any legal counsel retained by the SPAC Representative. In no event shall the SPAC Representative in such capacity be liable under or in connection with any SPAC Representative Document for any indirect, punitive, special or consequential damages. The SPAC Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the SPAC Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the SPAC Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of SPAC, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the SPAC Representative may deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the SPAC Representative under this Section 9.16 shall survive the Closing and continue indefinitely.

(c) The Person serving as the SPAC Representative may resign upon ten (10) days’ prior written notice to SPAC and the Seller Representative, provided, that the SPAC Representative appoints in writing a replacement SPAC Representative. Each successor SPAC Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original SPAC Representative, and the term “SPAC Representative” as used herein shall be deemed to include any such successor SPAC Representatives.

9.17 Seller Representative.

(a) Each Earnout Participant, by delivery of a Letter of Transmittal, on behalf of itself and its successors and assigns, hereby irrevocably constitutes and appoints Brian Gaebe, in his capacity as the Seller Representative, as the true and lawful agent and attorney-in-fact of such Persons with full powers of substitution to act in the name, place and stead thereof with respect to the performance on behalf of such Person under the terms and provisions of this Agreement and the Ancillary Documents to which the Seller Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Seller Representative Documents”), as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Person, if any, as the Seller Representative will deem necessary or appropriate in connection with any of the transactions contemplated under the Seller Representative Documents, including: (i) controlling and making any determinations with respect to whether Earnout Shares are to be issued under Section 1.10; (ii) terminating, amending or waiving on behalf of such Person any provision of any Seller Representative Document (provided, that any such action, if material to the rights and obligations of the Earnout Participants in the reasonable judgment of the Seller Representative, will be taken in the same manner with respect to all Earnout Participants unless otherwise agreed by each Earnout Participant who is subject to any disparate treatment of a potentially material and adverse nature); (iii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Seller Representative Document; (iv) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Seller Representative and to rely on their advice and counsel; (v) incurring and paying reasonable costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable fees and expenses allocable or in any way relating to such transaction, whether incurred prior or subsequent to Closing; (vi) receiving all or any portion of the consideration provided to the Earnout Participants under this Agreement and to distribute the same to the Earnout Participants in accordance with their pro rata share; and (vii) otherwise enforcing the rights and obligations of any such Persons under any Seller Representative Document, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person. All decisions and actions by the Seller Representative, including any agreement between the Seller Representative and the SPAC Representative, shall be binding upon each Earnout Participant and their respective successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 9.17 are irrevocable and coupled with an interest. The Seller Representative hereby accepts its appointment and authorization as the Seller Representative under this Agreement.

(b) Any other Person, including the SPAC Representative, SPAC and the Company may conclusively and absolutely rely, without inquiry, upon any actions of the Seller Representative as the acts of the Earnout Participants under any Seller Representative Documents. The SPAC Representative, SPAC and the Company shall be entitled to rely conclusively on the instructions and decisions of the Seller Representative as to (i) the settlement of any disputes with respect to Section 1.10, (ii) any payment instructions provided by the Seller Representative or (iii) any other actions required or permitted to be taken by the Seller Representative hereunder, and no Earnout Participant shall have any cause of action against the SPAC Representative, SPAC, the Company for any action taken by any of them in reliance upon the instructions or decisions of the Seller Representative. None of the SPAC Representative, SPAC, or the Company shall have any Liability to any Earnout Participant for any allocation or distribution among the Earnout Participants by the Seller Representative of payments made to or at the direction of the Seller Representative. All notices or other communications required to be made or delivered to an Earnout Participant under any Seller Representative Document shall be made to the Seller Representative for the benefit of such Earnout Participant, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Earnout Participant with respect thereto. All notices or other communications required to be made or delivered by an Earnout Participant shall be made by the Seller Representative (except for a notice under Section 9.3 of the replacement of the Seller Representative).

(c) The Seller Representative will act for the Earnout Participants on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of the Earnout Participants, but the Seller Representative will not be responsible to the Earnout Participants for any Losses that any Earnout Participant may suffer by reason of the performance by the Seller Representative of the Seller Representative’s duties under this Agreement, other than Losses arising from the bad faith, gross negligence or willful misconduct by the Seller Representative in the performance of its duties under this Agreement. From and after the Closing, the Earnout Participants shall jointly and severally indemnify, defend and hold the Seller Representative harmless from and against any and all Losses reasonably incurred without gross negligence, bad faith or willful misconduct on the part of the Seller Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Seller Representative’s duties under any Seller Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Seller Representative. In no event shall the Seller Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Seller Representative shall not be liable for any act done or omitted under any Seller Representative Document as the Seller Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Seller Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Seller Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Seller Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of the Earnout Participants, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable out-of-pocket expenses, as the Seller Representative may reasonably deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Seller Representative under this Section 9.17 shall survive the Closing and continue indefinitely.

(d) If the Seller Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of the Earnout Participants, then the Earnout Participants shall, within ten (10) days after such death, disability, dissolution, resignation or other event, appoint a successor Seller Representative (by vote or written consent of the Earnout Participants holding in the aggregate an Earnout Pro Rata Share in excess of fifty percent (50%)), and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify the SPAC Representative and SPAC in writing of the identity of such successor. Any such successor so appointed shall become the “Seller Representative” for purposes of this Agreement.

Article X
DEFINITIONS

10.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“AAA” means the American Arbitration Association or any successor entity conducting arbitrations.

“Action” means any claim, demand, charge, action, suit, lawsuit, litigation, audit, complaint, settlement, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation (in each case, whether civil, criminal or administrative and whether public or private), by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of SPAC prior to the Closing.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement, and including the Amendment to Insider Letter, the Voting Agreements, the Lock-Up Agreements, the Registration Rights Agreement, the Non-Competition Agreements, the Domestication Organizational Documents, the Amended SPAC Articles, the Letters of Transmittal, the Incentive Plan and each other agreement, document, instrument and/or certificate executed, or contemplated to be executed, in connection with the transactions contemplated hereby, including the Merger, and the Domestication.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, in any case, which is maintained or contributed to or required to be contributed to by such Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not, but excluding any “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

“Business” means, with respect to the Company and its direct and indirect subsidiaries, the business of (i) acquiring small businesses from retiring owners and integrating those businesses as subsidiaries of the Company’s network, while aligning employee and network company interests, and (ii) developing and providing financial products and shared services.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“Change of Control” means: (a) any acquisition on any date after the Closing by any Person (that is not an Affiliate of SPAC or the Surviving Entity) of beneficial ownership (as defined in Section 13(d) of the Exchange Act) of the capital stock of SPAC that, with the SPAC capital stock already held by such Person, constitutes more than 50% of the total voting power of the SPAC capital stock; provided, however, that for the avoidance of doubt, for purposes of this subsection, the acquisition of additional SPAC capital stock (other than with respect to an acquisition that results in a Person (that is not an Affiliate of SPAC or the Surviving Entity) owning 100% of the outstanding SPAC capital stock) (i) by any Person who, prior to such acquisition, beneficially owns more than 50% of the total voting power of the SPAC capital stock or (ii) pursuant to a pro rata distribution by Sponsor or its Affiliates to their respective equityholders as of the Closing will not be considered a Change of Control; or (b) any acquisition on any date after the Closing of SPAC by another Person by means of (i) any transaction or series of related transactions (including any reorganization, merger, or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of SPAC), or (ii) a sale of all or substantially all of the assets of SPAC and its Subsidiaries, if, in case of either clause (i) or clause (ii), the number of shares of SPAC capital stock outstanding immediately following the Closing (as adjusted for any stock split or other recapitalization event) will, immediately after such transaction, series of related transactions or sale, represent less than 50% of the total voting power of the surviving or acquiring entity.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Charter” means the Articles of Incorporation of the Company, as amended and effective under the DGCL.

“Company Class A Voting Common Stock” means the Class A Voting common stock, par value $0.00001 per share, of the Company.

“Company Class B Nonvoting Common Stock” means the Class B Nonvoting common stock, par value $0.00001 per share, of the Company.

“Company Common Stock” means the Company Class A Voting Common Stock and the Company Class B Nonvoting Common Stock.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (a) at the time of disclosure by SPAC or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (b) at the time of the disclosure by the Company or its Representatives to SPAC or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, the Company Options and any other options, warrants or rights to subscribe for or purchase any capital stock of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of the Company. For the avoidance of doubt, Company Convertible Securities shall include any securities, rights and/or profits interests, issued by any Affiliate, plan, holding company, or other entity which, directly or indirectly, holds Company Securities, and which can cause the revaluation, valuation, issuance, profits or payment compensation in connection with, or conversion, exercise or exchange of, any Company Securities.

“Company Equity Plan” means the Company’s 2020 Equity Incentive Plan, as amended from time to time.

“Company Fundamental Representations” means the representations and warranties specified in Section 4.1 (Organization and Standing), Section 4.2 (Authorization; Binding Agreement); Section 4.3(a) (other than the first sentence of Section 4.3(a)) (Capitalization); Section 4.3(b)(Capitalization); Section 4.6 (Non-Contravention); and Section 4.27 (Finders and Brokers).

“Company Inbound IP Licenses” means all written licenses, sublicenses and other Contracts by and between a Target Company and third party licensor (other than Off-the-Shelf Software), under which a Target Company is a licensee of Intellectual Property used for the conduct of the business of such Target Company as currently conducted.

“Company Non-Voting Preferred Stock” means Company Series D-NV Preferred Stock and Company Series E-NV Preferred Stock.

“Company Option” means any option to purchase Company Stock, which was granted pursuant to a Company Equity Plan or otherwise.

“Company Outbound IP License” means all written licenses, sublicenses and other agreements or permissions between a third party and a Target Company, under which a Target Company is the licensor of Company IP.

“Company Owned IP” means, collectively, the Company Registered IP and Company Unregistered Owned IP.

“Company Personal Property Lease” means each item of Personal Property which is currently owned, used or leased by a Target Company.

“Company Preferred Stock” means Company Voting Preferred Stock and Company Non-Voting Preferred Stock.

“Company Real Property Lease” means all current leases, lease guarantees, agreements and documents related to the premises currently leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of a Target Company, including all amendments, terminations and modifications thereof or waivers thereto.

“Company Registered IP” means all U.S. and foreign Patent registrations and pending Patent applications, Trademark registrations and pending Trademark applications, Copyright registrations and registered Internet Assets that are owned or purported to be owned by a Target Company.

“Company Securities” means, collectively, the Company Stock, the Company Options, the Company Warrants and any other Company Convertible Securities.

“Company Security Holders” means, collectively, the holders of Company Securities.

“Company Series Seed-AA Preferred Stock” means the Series Seed-AA preferred stock, par value $0.00001 per share, of the Company.

“Company Series A Preferred Stock” means the Series A preferred stock, par value $0.00001 per share, of the Company.

“Company Series B-1 Preferred Stock” means the Series B-1 preferred stock, par value $0.00001 per share, of the Company.

“Company Series B-2 Preferred Stock” means the Series B-2 preferred stock, par value $0.00001 per share, of the Company.

“Company Series C-1 Preferred Stock” means the Series C-1 preferred stock, par value $0.00001 per share, of the Company.

“Company Series C-2 Preferred Stock” means the Series C-2 preferred stock, par value $0.00001 per share, of the Company.

“Company Series D Voting Preferred Stock” means the Company Series D-1 Preferred Stock and the Company Series D-2 Preferred Stock.

“Company Series D-1 Preferred Stock” means the Series D-1 preferred stock, par value $0.00001 per share, of the Company.

“Company Series D-2 Preferred Stock” means the Series D-2 preferred stock, par value $0.00001 per share, of the Company.

“Company Series D-NV Preferred Stock” means the Series D-NV preferred stock, par value $0.00001 per share, of the Company.

“Company Series E Preferred Stock” means the Series E preferred stock, par value $0.00001 per share, of the Company.

“Company Series E-NV Preferred Stock” means the Series E-NV preferred stock, par value $0.00001 per share, of the Company.

“Company Series Seed-1 Preferred Stock” means the Series Seed-1 preferred stock, par value $0.00001 per share, of the Company.

“Company Series Seed-2 Preferred Stock” means the Series Seed-2 preferred stock, par value $0.00001 per share, of the Company.

“Company Stock” means any shares of the Company Common Stock and the Company Preferred Stock.

“Company Stockholders” means, collectively, the holders of Company Stock. For the avoidance of doubt, Company Stockholders shall not include any holders of Company Options that have not exercised such Company Options at or prior to the Closing.

“Company Transaction Expenses” means all fees and expenses of any of the Target Companies incurred or payable as of the Closing and not paid prior to the Closing (i) in connection with the consummation of the transactions contemplated hereby, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of any Target Company (including any fees, costs and expenses related to the Permitted Acquisition Financing), (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or similar payment relating to options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any Target Company at or after the Closing pursuant to any agreement to which any Target Company or its Affiliate is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, (iii) the Company’s portion of any Antitrust Expenses and SEC Filing Fee Expenses in accordance with Section 7.3 that have not been paid prior to the Closing, and (iv) any sales, use, real property transfer, stamp, stock transfer or other similar transfer Taxes imposed on SPAC, Merger Sub, Merger Sub II or any Target Company in connection with the Merger or the other transactions contemplated by this Agreement.

“Company Unregistered Owned IP” means all material unregistered Intellectual Property owned or purported to be owned by a Target Company.

“Company Voting Preferred Stock” means Company Series Seed-1 Preferred Stock, Company Series Seed-2 Preferred Stock, Company Series Seed-AA Preferred Stock, Company Series A Preferred Stock, Company Series B-1 Preferred Stock, Company Series B-2 Preferred Stock, Company Series C-1 Preferred Stock, Company Series C-2 Preferred Stock, Company Series D Voting Preferred Stock and Company Series E Preferred Stock.

“Company Warrants” means, as of any determination time, each warrant to purchase Company Common Stock that is outstanding.

“Consent” means any consent, approval, waiver, authorization, waiting period expiration or termination or Permit of, or notice to or declaration or filing with, any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations or undertakings or other commitments or arrangements that are legally binding upon a Person or any of his, her or its properties or assets, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyleft Licenses” means all licenses or other Contracts to Software that requires as a condition of use, modification, or distribution of such Software that other Software or technology incorporated into, derived from, or distributed with such Software (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no or minimal charge.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Earnout Optionholder” means, with respect to a Triggering Event, an Eligible Optionholder who remains continuously employed by, or in service with, the Company or its Subsidiaries from the Closing until immediately prior to the applicable Triggering Event. An Eligible Optionholder who is an Earnout Optionholder with respect to a Triggering Event shall be an Earnout Participant with respect to such Triggering Event.

“Earnout Pro Rata Share” with respect to a Triggering Event means, with respect to:

(a) each Earnout Participant who is a holder of outstanding shares of Company Stock as of immediately prior to the First Effective Time, a fraction expressed as a percentage equal to (i) the total number of shares of Company Stock held by a Company Stockholder as of immediately prior to the First Effective Time divided by (ii) the Fully Diluted Company Shares, provided, that solely for the purpose of this definition of “Earn Out Pro Rata Share”, the term “Fully Diluted Company Shares” shall include the aggregate number of shares of Company Common Stock issuable upon exercise of the Company Options (both vested and unvested) as of immediately prior to the First Effective Time that were then-held by an Earnout Optionholder (this clause (ii), the “Earn Out Denominator”); and

(b) each Earnout Participant who is an Earnout Optionholder, a fraction expressed as a percentage equal to (i) the number of shares of Company Common Stock issued or issuable upon exercise of such holder’s Company Options (both vested and unvested) as of immediately prior to the First Effective Time, divided by (ii) the Earn Out Denominator.

For clarity, the Earnout Pro Rata Share with respect to each Triggering Event shall be reassessed to reflect the Earnout Optionholders who remained continuously employed by, or in service with the Company or its Subsidiaries, as of immediately prior to such Triggering Event; as such, the Earn Out Denominator will not include any Company Options held by an Eligible Optionholder who is not an Earnout Optionholder with respect to such Triggering Event.

“Environmental Law” means any Law relating to (a) the protection of human health and safety (to the extent related to Hazardous Material exposure), (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Material), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, losses, Actions, Orders, Liens, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, restricted stock, restricted stock unit, performance share, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fraud Claim” means any claim based upon intentional fraud as defined under the common law of the State of Delaware.

“Founder Shares” means 5,750,000 SPAC Class B Ordinary Shares, initially issued to the Sponsor prior to the IPO.

“Fully-Diluted Company Shares” means, as of immediately prior to the Closing and without duplication, the total number of issued and outstanding shares of Company Common Stock, (a) after giving effect to the Company Preferred Stock Exchange or otherwise treating shares of Company Preferred Stock on an as converted to Company Common Stock basis, (b) issuable upon the settlement of In-the-Money Company Options that are vested as of immediately prior to the First Effective Time, minus a number of shares equal to the aggregate exercise price of such In-the-Money Company Options divided by the Per Share Price and (c) treating all outstanding Company Convertible Securities (other than Company Options) as fully vested and as if the Company Convertible Security had been exercised, exchanged or converted as of the First Effective Time and using the treasury method of accounting but excluding any Company Securities described in Section 1.11(b) (relating to treasury stock).

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department, agency, legislature, executive or official, or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“In-the-Money Company Option” means a Company Option with an exercise price less than the Per Share Price.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien (other than a Permitted Lien) on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligations described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Independent Expert” shall mean a mutually acceptable independent (i.e., no prior material business relationship with any Party for the prior two (2) years) expert accounting firm appointed by the SPAC Representative and the Seller Representative, which appointment will be made no later than ten (10) days after the Independent Expert Notice Date; provided, that if the Independent Expert does not accept its appointment or if the Representative Parties cannot agree on the Independent Expert, in either case within twenty (20) days after the Independent Expert Notice Date, either Representative Party may require, by written notice to the other Representative Party, that the Independent Expert be selected by the regional office of the AAA covering New York City in accordance with the AAA’s procedures. The parties agree that the Independent Expert will be deemed to be independent even though a Party or its Affiliates may, in the future, designate the Independent Expert to resolve disputes of the types described in Section 1.10(c).

“Independent Expert Notice Date” means the date that a Representative Party receives written notice under Section 1.10(c) from the other Representative Party referring such dispute to the Independent Expert.

“Insider Letter Agreement” means that certain letter agreement, dated as of February 27, 2025, by and among SPAC, its officers and directors and the Sponsor.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“Investment Company Act” means Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of SPAC Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of SPAC, dated as of February 27, 2025, and filed with the SEC on February 28, 2025 (File No. 333-284207).

“IPO Underwriter” means Santander US Capital Markets LLC, as representative of the several underwriters to the IPO.

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the individuals set forth on Schedule 10.1(a) of the Company Disclosure Schedules, or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, or (B) if a natural person, the actual knowledge of such Party.

“Law” means any federal, state, local, municipal, foreign, national or supernational or other law, statute, act, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement or Order issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, unaccrued, liquidated, unliquidated, fixed, contingent or otherwise, whether known or unknown, whether direct or indirect, whether determined or determinable, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including those arising under any Law, Action or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking, and all Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien, license, sublicense or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Losses” means any and all losses, Actions, Orders, Liabilities, damages (including consequential damages), diminution in value, Taxes, interest, penalties, Liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses).

“Management Team” means (i) Michael Brown, Chief Executive Officer of the Company, (ii) Alex Eu, President of the Company, (iii) Kevin Shiiba, Chief Technology Officer of the Company, (iv) Brian Gaebe, Chief Financial Officer of the Company and (v) Madhuri Kommareddi, Chief Operating Officer of the Company.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon the business, assets, Liabilities, customer relationships, operations, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is or is required to be a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any adverse fact, event, occurrence, changes or effects after the date of this Agreement directly or indirectly attributable to, resulting from, relating to or arising from or out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether a Material Adverse Effect has occurred or is reasonably likely or expected to occur: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) facts, events, occurrences, changes, conditions or effects that are generally applicable to the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes or proposed changes in applicable Laws or GAAP (as applicable based on the accounting principles used by the applicable Person) or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) (including the Russian invasion of the Ukraine or any surrounding countries), natural disaster or pandemic or the worsening thereof; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); and (vi), with respect to SPAC, the consummation and effects of any Redemption; provided further, however, that any fact, event, occurrence, condition, change or effect resulting from a matter described in any of the clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably likely or expected to occur to the extent that such fact, event, occurrence, condition, change or effect has or has had a disproportionate and adverse effect on such Person or any of its Subsidiaries, taken as a whole, compared to other participants in the industries or markets in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to SPAC, the amount of any Redemption or the failure to obtain the Required SPAC Shareholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to SPAC.

“Merger Sub Common Stock” means the shares of common stock, par value $0.001 per share, of Merger Sub.

“Nasdaq” means the Nasdaq Stock Market LLC, and includes either the Nasdaq Global Market or the Nasdaq Capital Market, as applicable to the relevant listing.

“Network Company” has the meaning set forth in Schedule 1.1 of the Company Disclosure Schedules.

“NYSE” means the New York Stock Exchange.

“Off-the-Shelf Software” means “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $50,000 per year.

“Open Source Materials” means Software or other material that is distributed as “free software,” “open source software” or under substantially similar licensing or distribution terms, including but not limited to, the Mozilla Public License (MPL), BSD licenses, MIT licenses, and the Apache License, and any other license or distribution model described by the Open Source Initiative at www.opensource.org.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, or judicial award made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation, articles of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Acquisition Financing” means one or more capital-raising transactions entered into by the Company or any of its Subsidiaries during the Interim Period, the net proceeds of which shall be used exclusively to finance, in whole or in part, the acquisition of one or more entities that, upon consummation of such acquisitions, will constitute Network Companies of the Company (each, a “Permitted Acquisition”). For the avoidance of doubt, any Company Stock issued upon conversion or exchange of a Permitted Acquisition Financing into SPAC Common Stock at the Closing shall not constitute Merger Consideration Shares.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not yet due and payable or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established in accordance with GAAP with respect thereto, (c) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (d) Liens incurred or deposits made in the ordinary course of business in connection with social security, (e) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (f) Liens arising under this Agreement or any Ancillary Document, (g) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not or would not prohibit or materially interfere with any of the Target Companies’ use or occupancy of such real property in the operation of the business, (h) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Target Company and do not prohibit or materially interfere with any of the Target Companies’ use or occupancy of such real property, (i) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case, in the ordinary course of business and which are not yet due and payable, and (j) grants by any Target Company of non-exclusive rights in Intellectual Property in the ordinary course of business.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity or organization, including a Governmental Authority.

“Personal Information” means any information, whether alone or in combination with other information possessed or controlled by the Target Companies, that identifies a natural person (including name, address, telephone number, email address, credit or payment card information, bank account number, date of birth, government-issued identifier, social security number, race, ethnic origin/nationality, photograph and mental or physical health or medical information).

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Per Share Price” means an amount equal to (i) the Merger Consideration divided by (ii) the Fully-Diluted Company Shares as of the Closing.

“Pro Rata Share” means with respect to each Company Stockholder, a fraction expressed as a percentage equal to (i) the portion of the Stockholder Merger Consideration issuable by SPAC to such Company Stockholder in accordance with the terms of this Agreement, divided by (ii) the total Stockholder Merger Consideration issuable by SPAC to all Company Stockholders in accordance with the terms of this Agreement.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, with respect to any Person, such Person’s Affiliates and the respective managers, directors, general partners, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Company Holders” means the number of Company Stockholders required to reach the Required Company Stockholder Approval.

“Significant Subsidiary” means the entities listed on Schedule 10.1(b) of the Company Disclosure Schedules.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“SPAC Affiliate Transactions” means any Contract between SPAC and/or Merger Sub and/or Merger Sub II, on the one hand, and any director, officer or employee of SPAC, Merger Sub or Merger Sub II or any member of such Person’s immediate family or any corporation, partnership or other entity in which such Person controls, on the other hand, but excluding loans made by the Sponsor or its Affiliate to SPAC to pay for SPAC Expenses (including Extension Expenses).

“SPAC Class A Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of SPAC following the consummation of the Domestication.

“SPAC Class B Common Stock” means the shares of Class B common stock, par value $0.0001 per share, of SPAC, following the consummation of the Domestication.

“SPAC Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of SPAC, prior to the Domestication.

“SPAC Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of SPAC, prior to the Domestication.

“SPAC Common Stock” means, collectively, the shares of SPAC Class A Common Stock and the SPAC Class B Common Stock. For the avoidance of doubt, any reference in this Agreement to SPAC Common Stock (i) from and after the Closing shall mean the SPAC Class A Common Stock and/or the SPAC Class B Common Stock, as applicable and (ii) prior to the Domestication shall mean the applicable class of SPAC Ordinary Shares.

“SPAC Confidential Information” means all confidential or proprietary documents and information concerning SPAC or any of its Representatives; provided, however, that SPAC Confidential Information shall not include any information which, (a) at the time of disclosure by the Company, the Seller Representative or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (b) at the time of the disclosure by SPAC, the SPAC Representative or any of their respective Representatives to the Company or any of its Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such SPAC Confidential Information. For the avoidance of doubt, from and after the Closing, SPAC Confidential Information will include the confidential or proprietary information of the Target Companies.

“SPAC Fundamental Representations” means the representations and warranties specified in Section 3.1 (Organization and Standing), Section 3.2 (Authorization; Binding Agreement); Section 3.4 (Non-Contravention); Section 3.5(a) (other than the first sentence of Section 3.5(a)) (Capitalization); Section 3.5(b) (Capitalization); and Section 3.17 (Finders and Brokers).

“SPAC Ordinary Shares” means the SPAC Class A Ordinary Shares and the SPAC Class B Ordinary Shares, prior to the Domestication. For the avoidance of doubt, any reference in this Agreement to SPAC Ordinary Shares from and after the Domestication shall mean the applicable class of SPAC Common Stock.

“SPAC Preference Shares” means preference shares, par value $0.0001 par value per share, of SPAC.

“SPAC Private Warrants” means one (1) whole warrant that was issued to the Sponsor in a private placement that closed simultaneously with the IPO, with each whole warrant entitling the holders thereof to purchase one (1) SPAC Class A Ordinary Share at a purchase price of $11.50 per share.

“SPAC Public Warrants” means one-half of one (1/2) whole warrant that was included as part of each SPAC Unit, with each whole warrant entitling the holder thereof to purchase one (1) SPAC Class A Ordinary Share at a purchase price of $11.50 per share.

“SPAC Securities” means the SPAC Units, the SPAC Ordinary Shares, the SPAC Preference Shares and the SPAC Warrants, collectively.

“SPAC Units” means the units issued in the IPO (including overallotment units acquired by SPAC’s underwriter) consisting of one (1) SPAC Class A Ordinary Share and one-half of one SPAC Public Warrant.

“SPAC Warrants” means SPAC Private Warrants and SPAC Public Warrants, collectively.

“Sponsor” means Live Oak Sponsor V, LLC, a Delaware limited liability company.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such entity’s gains or losses or shall be or Control the managing director, managing member, general partner or other managing Person of such entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Company” means each of the Company and its direct and indirect Subsidiaries.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever in the nature of a tax, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trading Day” means any day on which shares of SPAC Common Stock are actually traded on Trading Market.

“Trading Market” means from and after the Closing, at any particular time of determination, the principal United States securities exchange or securities market on which the shares of SPAC Common Stock are then traded.

“Trust Account” means the trust account established by SPAC with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of February 27, 2025, by and between SPAC and the Trustee, as it may be amended.

“Trustee” means Continental Stock Transfer & Trust Company, a New York corporation, in its capacity as trustee under the Trust Agreement.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested independent directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

“Willful Breach” means a material breach of this Agreement or any applicable Ancillary Document by a Party that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement or such Ancillary Document.

10.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section	Term	Section
Acquisition Proposal	5.6(a)	Company Material Contract	4.12(a)
Additional PIPE Financing Agreements	5.19(a)	Company Owned IP	4.13(a)
Additional PIPE Investment	5.19(a)	Company Permits	4.10
Agreement	Preamble	Company Personal Property Leases	4.16
Alternative Transaction	5.6(a)	Company Preferred Stock Exchange	1.7
Amended SPAC Articles	1.8(b)	Company Real Property Leases	4.14
Antitrust Expenses	7.3	Company Special Meeting	5.13
Antitrust Laws	5.9(b)	Conversion Ratio	1.9
Assumed Option	1.11(c)	Deferred Founder Shares	Recitals
Audited Company Financials	4.7(a)	DGCL	Recitals
Business	Recitals	DLLCA	Recitals
Business Combination	8.1	D&O Indemnified Persons	5.17(a)
CFO	1.10(c)	Domestication	1.8(a)
Closing	2.1	Domestication Organizational Documents	1.8(a)
Closing Date	2.1	Earnout Participants	1.10(a)
Closing Filing	5.14(b)	Earnout Period	1.10(a)
Closing Press Release	5.14(b)	Earnout Shares	1.10(a)
Closing Redemption	5.12(a)	Earnout Statement	1.10(c)
Companies Act	Recitals	EGS	9.15(a)
Company	Preamble	Enforceability Exceptions	3.2
Company Benefit Plan	4.18(c)	Environmental Permits	4.20(a)
Company Certificates	1.12(a)	Exchange Agent	1.12(a)
Company Class A Common Stock	Recitals	Expenses	7.3
Company Class B Common Stock	Recitals	Extension	5.3(a)
Company Common Stock	Recitals	Extension Expenses	5.3(a)(iv)
Company Directors	5.16(a)	Extension Redemption	3.5(c)
Company Disclosure Schedules	Article IV	Federal Securities Laws	5.7
Company Financials	4.7(a)	Financing Agreements	5.19(b)

Term	Section	Term	Section
First Certificate of Merger	1.2	SEC Filing Fee Expenses	7.3
First Effective Time	1.1	SEC Reports	3.6(a)
First Merger	Recitals	SEC SPAC Accounting Changes	3.6(a)
GAAP Audited Company Financials	4.7(a)	Second Certificate of Merger	1.2
Incentive Founder Shares	Recitals	Second Effective Time	1.1
Incentive Plan	5.12(a)	Second Merger	Recitals
Initial PIPE Financing	Recitals	Section 409A Plan	4.19(k)
Initial PIPE Investors	Recitals	Seller Representative	Preamble
Initial PIPE Subscription Agreements	Recitals	Seller Representative Documents	9.17(a)
Interim Balance Sheet Date	4.7(a)	Sensitive Information	4.13(f)
Interim Period	5.1(a)	Series C-1 Waiver	Recitals
Interim Period Financing	5.19(b)
Interim Period Financing Agreements	5.19(b)	Share Price Target	1.10(a)(iii)
Key Customers	4.23	Significant Company Holder Lock-Up Agreement	Recitals
Key Suppliers	4.23	Signing Filing	5.14(b)
Latham	9.15(b)	Signing Press Release	5.14(b)
Letter of Transmittal	1.12(a)	SPAC	Preamble
Lock-Up Agreement	Recitals	SPAC D&O Tail Insurance	5.17(b)
Lost Certificate Affidavit	1.12(d)	SPAC Directors	5.16(a)
Management Lock-Up Agreement	Recitals	SPAC Disclosure Schedules	Article III
Merger Consideration	1.9	SPAC Expenses	7.3
Merger Consideration Shares	1.9	SPAC Extraordinary General Meeting	5.12(a)
Merger Sub	Preamble	SPAC Financials	3.6(d)
Merger Sub II	Preamble	SPAC Material Contract	3.13(a)
Mergers	Recitals	SPAC Representative	Preamble
Non-Competition Agreement	Recitals	SPAC Representative Documents	9.16(a)
OFAC	3.19(c)	SPAC Shareholder Approval Matters	5.12(a)
Outside Date	7.1(b)	Specified Courts	9.6
Party(ies)	Preamble	Sponsor	Recitals
PIPE Investment	5.19(a)	Sponsor Letter Agreement	Recitals
Post-Closing SPAC Board	5.16(a)	Stockholder Merger Consideration	1.9
Pro Rata Share	1.9	Surviving Corporation	Recitals
Proxy Statement	5.12(a)	Surviving Entity	Recitals
Public Certifications	3.6(a)	Termination Fee	7.4
Public Shareholders	8.1	Tier I Share Price Target	1.10(a)(i)
Qualifying Change of Control	1.10(b)	Tier II Share Price Target	1.10(a)(ii)
Redemption	3.5(c)	Tier III Share Price Target	1.10(a)(iii)
Registration Rights Agreement	Recitals	Transmittal Documents	1.11(c)
Registration Statement	5.12(a)	Transactions	Recitals
Related Person	4.21	Transaction Financing	5.19(a)
Released Claims	8.1	Transaction Financing Agreements	5.19(a)
Representative Parties	Preamble	Triggering Event	1.10(b)
Required Company Stockholder Approval	6.1(a)	Unaudited Company Financials	4.7(a)
Required SPAC Shareholder Approval	6.1(a)	Voting Agreements	Recitals

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, each Party hereto has caused this Agreement and Plan of Merger to be signed and delivered as of the date first written above.

SPAC:

LIVE OAK ACQUISITION CORP. V

By:	/s/ Richard J. Hendrix
Name:	Richard J. Hendrix
Title:	Chief Executive Officer

SPAC Representative:

Live Oak Sponsor V LLC, solely in its capacity as SPAC Representative

By:	/s/ Richard J. Hendrix
Name:	Richard J. Hendrix
Title:	Managing Member

Merger Sub:

CATALYST SUB INC.

By:	/s/ Richard J. Hendrix
Name:	Richard J. Hendrix
Title:	President

Merger Sub II:

CATALYST SUB 2 LLC

By:	/s/ Richard J. Hendrix
Name:	Richard J. Hendrix
Title:	President

{Signature Page to Merger Agreement}

The Company:

TEAMSHARES INC.

By:	/s/ Michael Brown
Name:	Michael Brown
Title:	Chief Executive Officer

Seller Representative:

By:	/s/ Brian Gaebe
Name:	Brian Gaebe

[Signature Page to Merger Agreement]

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